UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Notice of Annual Meeting of Shareholders to be held July 30, 2008 and Proxy Statement
RF Micro Devices, Inc

RF MICRO DEVICES, INC.
7628 THORNDIKE ROAD
GREENSBORO, NORTH CAROLINA 27409-9421
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 30, 2008
Notice of Annual Meeting of Shareholders:
We hereby give notice that the Annual Meeting of Shareholders of RF Micro Devices, Inc. (the “Company”) will be held on Wednesday, July 30, 2008, at 1:30 p.m. local time, at the Embassy Suites Greensboro-Airport Hotel, 204 Centreport Drive, Greensboro, North Carolina, for the following purposes:
(1)	To elect eight directors for one-year terms and until their successors are duly elected and qualified.

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2009.

(3)	To transact such other business as may properly come before the meeting.
Under North Carolina law, only shareholders of record at the close of business on the record date, which is May 27, 2008, are entitled to notice of and to vote at the annual meeting or any adjournment. It is important that your shares of common stock be represented at this meeting so that the presence of a quorum is assured.
This proxy statement and the accompanying proxy card are being mailed to the shareholders of the Company on or about June 20, 2008. A copy of our 2008 Annual Report on Form 10-K containing our financial statements for the fiscal year ended March 29, 2008 is enclosed.
By Order of the Board of Directors

William A. Priddy, Jr.
Secretary
June 20, 2008
Your vote is important. Even if you plan to attend the meeting in person, please read the attached proxy statement carefully, and then complete, sign, date and return the enclosed proxy card or voting instruction form as soon as possible. If your shares are held in “street name,” you may also be able to vote your shares electronically over the Internet or by telephone if you receive a voting instruction form from your brokerage firm, bank or other nominee in lieu of a proxy card. Additional information is provided in the proxy statement and in the enclosed proxy. If you attend the meeting, you may revoke your proxy and vote your shares in person.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be held on July 30, 2008:
The Notice of Annual Meeting of Shareholders, Proxy Statement and 2008 Annual Report to Shareholders
are available on our corporate website at www.rfmd.com/proxy

i

RF MICRO DEVICES, INC.
7628 THORNDIKE ROAD
GREENSBORO, NORTH CAROLINA 27409-9421
PROXY STATEMENT
GENERAL INFORMATION
Solicitation of Proxies
The enclosed proxy, for use at the Annual Meeting of Shareholders to be held Wednesday, July 30, 2008, at 1:30 p.m. local time at the Embassy Suites Greensboro-Airport Hotel, 204 Centreport Drive, Greensboro, North Carolina, and any adjournment thereof (the “annual meeting” or the “meeting”), is solicited on behalf of the Board of Directors of RF Micro Devices, Inc. (the “Company”). The approximate date that the Company is first sending these proxy materials to shareholders is June 20, 2008. This solicitation is being made by mail and may also be made in person or by fax, telephone or Internet by the Company’s officers or employees. The Company will pay all expenses incurred in this solicitation. The Company will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial owners. The Company has retained the services of The Altman Group for a base fee of $2,400 to aid in the distribution of the proxy statement and annual report to shareholders. The Company may also retain The Altman Group to solicit proxies from institutional investors via telephone on behalf of the Company. If the Company were to retain The Altman Group to solicit proxies, the additional cost of a proxy solicitation could range from $4,500 to $6,500, plus additional out-of-pocket expenses.
The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. “Registered holders” who have shares registered in the owner’s name through the Company’s transfer agent may vote only by returning a completed proxy card in the enclosed postage-paid envelope. For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, a voting instruction form may be received from that institution by mail in lieu of a proxy card. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. A large number of banks and brokerage firms participate in the Broadridge Financial Solutions online program. This program provides eligible shareholders who receive a paper copy of the proxy statement the opportunity to vote over the Internet or by telephone. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on Tuesday, July 29, 2008. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If the voting instruction form does not reference Internet or telephone information, or if the shareholder prefers to vote by mail, please complete and return the paper voting instruction form.
Shareholders who elected to access the proxy statement and Annual Report electronically over the Internet through an arrangement with their brokerage firm, bank or other nominee should receive an email with information on how to access the shareholder information and voting instructions. Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers, for which the shareholder is responsible. Registered holders may also vote their shares in person at the annual meeting. In order to vote shares held in street name in person at the meeting, a proxy issued in the owner’s name must be obtained from the record holder and presented at the annual meeting.
The proxy may be revoked by the shareholder at any time before it is exercised by filing with the Company’s corporate secretary an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone) or by attending the meeting and electing to vote in person. All shares of the Company’s common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted in favor of the proposals. Management is not aware of any matters, other than those specified herein, that will be presented for action at the annual meeting. If other matters are properly presented at the annual meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.
The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of voting on a particular matter and conducting business at the meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting. Brokers who are members of the New York Stock Exchange, Inc. (the “NYSE”) and who hold shares of the Company’s common stock in street name for beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the rules of the NYSE, the proposals to elect directors and ratify the appointment of the independent registered public accounting firm are considered “discretionary” items. This means that brokers may vote in their discretion on these matters on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items. None of the proposals presented in this proxy statement are “non-discretionary” items. Therefore, brokers that have not received voting instructions from beneficial owners with respect to the proposals contained in this proxy statement may vote in their discretion on these matters on behalf of such beneficial owners.
Assuming the existence of a quorum, the persons receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors. The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will be counted for determining the existence of a quorum, but will not be counted as a vote in favor of or against the proposals and, therefore, will have no effect on the outcome of the vote for any of the proposals presented at the meeting.
Voting Securities Outstanding
In accordance with North Carolina law, May 27, 2008 has been fixed as the record date for determining holders of common stock entitled to notice of and to vote at the meeting. Each share of the Company’s common stock issued and outstanding on May 27, 2008 is entitled to one vote on all proposals properly presented at the meeting, except for shares the Company holds in a fiduciary capacity, which may be voted only in accordance with the instruments creating the fiduciary capacity. Holders of shares of common stock vote together as a voting group on all proposals. At the close of business on May 27, 2008, there were 263,102,608 shares of the Company’s common stock outstanding and entitled to vote.

PROPOSAL 1- ELECTION OF DIRECTORS
Nominees for Election of Directors
Under the Company’s amended and restated bylaws, the Board of Directors consists of seven to eleven members, as determined by the Board or the shareholders from time to time. Each director is elected annually to serve for a one-year term and until his successor is duly elected and qualified or until his death, resignation, removal or disqualification or until there is a decrease in the number of directors. All nominees presently serve as directors. Each director who is standing for re-election was elected to serve by the shareholders at the last regularly scheduled annual meeting except for Mr. Skrzypczak, who was elected at the Special Meeting of Shareholders that was held on October 29, 2007. David A. Norbury and William J. Pratt are not standing for re-election to the Board. There are no family relationships among any of our directors or officers. The Company intends that the proxy holders named in the accompanying proxy card will vote properly returned proxies to elect the eight nominees listed below as directors, unless the authority to vote is withheld. Although the Company expects that each of the nominees will be available for election, if any vacancy in the slate of nominees occurs, the Company expects that shares of common stock represented by proxies will be voted for the election of a substitute nominee or nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors or for the election of the remaining nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors.
The names of the nominees for election to the Board, their principal occupations and certain other information, follow:

Dr. Albert E. Paladino	Age 75
Dr. Paladino has served as a director since 1992 and has served as Chairman of the Board of Directors since August 2002. Dr. Paladino is also a member of the Board of Directors of TranSwitch Corporation, a publicly traded developer of highly integrated digital and mixed signal semiconductor solutions for the telecommunications and data communications markets. In addition, since June 2001, he has served as a director of Paladino and Company, an international green building consulting firm. Dr. Paladino was Chairman of the Board of Directors of Telaxis Communications, a manufacturer of broadband wireless equipment for network access applications, from January 1992 until its acquisition by YDI Wireless, Inc. (now Terabeam, Inc.) in March 2003. He was a managing partner of Advanced Technology Ventures, a venture capital investment partnership, from 1981 through December 1998, and now is a private investor. Since May 2004, he has served on the Board of Advisors of Battelle Ventures, a venture capital firm. Prior to joining Advanced Technology Ventures, Dr. Paladino held senior management positions with Raytheon Corporation, GTE Laboratories, the National Institute of Standards and Technology and the Congressional Office of Technology Assessment.

Robert A. Bruggeworth	Age 47
Mr. Bruggeworth became President in June 2002 and Chief Executive Officer in January 2003. He was appointed to the Board of Directors in January 2003. He was Vice President of Wireless Products from September 1999 to January 2002 and President of Wireless Products from January 2002 to June 2002. Mr. Bruggeworth was employed at AMP Inc. (now Tyco Electronics), a supplier of electrical and electronic connection devices, from July 1983 to April 1999. He held a number of manufacturing and engineering management positions at AMP Inc. from July 1983 to July 1995. From July 1995 to April 1999, Mr. Bruggeworth served first as AMP Inc.’s Area Director Greater China, then as Vice President of Asia Pacific Operations and later as Divisional Vice President of Global Computer and Consumer Electronics based in Hong Kong, China. Mr. Bruggeworth was a member of the Board of Directors of LightPath Technologies, Inc., a publicly traded manufacturer of high performance fiber-optic components for the telecommunications industry, from May 2001 until October 2007. He is a member of the Board of Directors of Mine Safety Appliances Company, a publicly traded global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety.

Daniel A. DiLeo	Age 60
Mr. DiLeo was elected to the Board of Directors in August 2002. Mr. DiLeo was an Executive Vice President of Agere Systems, Inc., a manufacturer of semiconductor components and optoelectronics, from March 2001 to March 2002. He is currently the principal of Dan DiLeo, LLC, a consulting firm that he founded in March 2002. He served as President of the Optoelectronics Division of Lucent Technologies, Inc., a manufacturer of semiconductor components and optoelectronics, from November 1999 to February 2001, Vice President and Chief Operating Officer from June 1998 to October 1999 and Vice President of the wireless business unit from January 1995 to May 1998. Mr. DiLeo is a director of Data I/O Corporation, which designs and manufactures equipment and software to program devices for original equipment manufacturers. He also serves on an advisory board for eV Products, a unit of II-VI Inc., a publicly traded compound material semiconductor device company.

Jeffery R. Gardner	Age 48
Mr. Gardner was appointed to the Board of Directors in November 2004. Since January 2006, Mr. Gardner has been the President and Chief Executive Officer of Windstream Communications, a spin-off of the landline business of ALLTEL Corporation that provides voice, broadband and entertainment services to customers in 16 states. From January 2000 to December 2005, Mr. Gardner was the Executive Vice President and Chief Financial Officer of ALLTEL. From August 1998 to January 2000, he was the Senior Vice President of Finance and the Treasurer at ALLTEL. Mr. Gardner has been in the communications industry since 1986 and joined ALLTEL in 1998 when ALLTEL and 360 Communications Company merged. At 360 Communications, Mr. Gardner held a variety of senior management positions, including Senior Vice President of Finance, which included treasury, accounting and capital markets responsibilities; President of the Mid-Atlantic Region; Vice President and General Manager of the Las Vegas market; and Director of Finance.

John R. Harding	Age 53
Mr. Harding was appointed to the Board of Directors in November 2006. Mr. Harding co-founded and is Chairman, President and Chief Executive Officer of eSilicon Corporation, a privately held company that designs and manufactures complex, custom chips for a broad and growing portfolio of large and small firms. Before starting eSilicon Corporation, Mr. Harding served as President and Chief Executive Officer of the publicly-traded Cadence Design Systems, Inc., which acquired his former employer, Cooper & Chyan Technology, Inc. Mr. Harding has held a variety of senior management positions at Zycad Corporation and his career also includes positions with TXL and IBM Corporation. Mr. Harding is also a regular lecturer on global technology trends.

Casimir S. Skrzypczak	Age 67
Mr. Skrzypczak was appointed to the Board of Directors in November 2007. Prior to serving as one of our directors, Mr. Skrzypczak served as a director of Sirenza Microdevices, Inc. from January 2000 until it was acquired by us in November 2007. Mr. Skrzypczak’s appointment to our Board was made pursuant to the merger agreement for the Sirenza acquisition. From November 1999 to July 2001, Mr. Skrzypczak served as a Senior Vice President at Cisco Systems, a networking systems company. Prior to joining Cisco, Mr. Skrzypczak served as a Group President at Telcordia Technologies, a telecommunications company, from March 1997 to October 1999. From 1985 to March 1997, Mr. Skrzypczak served as President of NYNEX Science & Technology, Inc., a subsidiary of NYNEX Corporation, a telecommunications company. Mr. Skrzypczak also serves as a director of JDS Uniphase, a publicly traded fiber-optic products manufacturer, and a number of privately held companies. He previously served as a director of ECI Telecom Ltd., a supplier of telecommunications networking solutions and WebEx Communications, a provider of web communications services.

Erik H. van der Kaay	Age 68
Mr. van der Kaay was appointed to the Board of Directors in July 1996. He was Chairman of the Board of Symmetricom Inc., a publicly traded synchronization products company based in Irvine, California, from November 2002 until August 2003, and served as President and Chief Executive Officer of Datum Inc. (which merged with Symmetricom Inc. in October 2002) from April 1998 to October 2002. Mr. van der Kaay was employed with Allen Telecom, a telecommunications company based in Beachwood, Ohio, from June 1990 to March 1998, and last served as its Executive Vice President. From 2000 to March 2007 he was a director and chairman of Comarco, Inc., a publicly traded provider of advanced wireless technology tools and engineering services, and from 1997 to May 2008 he was a director of TranSwitch Corporation, a publicly traded developer of highly integrated digital and mixed signal semiconductor solutions for the telecommunications and data communications markets. Since January 2004, Mr. van der Kaay has served as a director of Ball Corporation, a publicly traded supplier of metal and plastic packaging products to the beverage and food industries and the parent company of Ball Aerospace & Technologies Corporation.

Walter H. Wilkinson, Jr.	Age 62
Mr. Wilkinson has served as a director of the Company since 1992. He is the founder and a general partner of Kitty Hawk Capital, a venture capital firm established in 1980 and based in Charlotte, North Carolina. He is a past member and director of the National Venture Capital Association and is a past member and Chairman of the National Association of Small Business Investment Companies. Mr. Wilkinson serves or has served as a director of numerous venture-backed companies, both public and private. His entire career has been focused on assisting rapidly growing companies in a diversity of industries.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE
Independent Directors
In accordance with the listing standards of The NASDAQ Stock Market LLC and the Company’s Corporate Governance Guidelines, the Company’s Board of Directors must consist of a majority of independent directors. The Board has determined that Dr. Paladino and Messrs. DiLeo, Gardner, Harding, Skrzypczak, van der Kaay and Wilkinson each satisfy the definition of “independent director” under these NASDAQ listing standards. In addition, David A. Norbury, who is not standing for re-election to the Board, was also determined to be independent. The Board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of RF Micro Devices, Inc. In making these determinations, the Board reviewed the information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management.
Corporate Governance Guidelines
Effective July 2003 and as most recently amended in May 2008, the Board implemented written Corporate Governance Guidelines designed to assist the Board in fulfilling its duties and responsibilities. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, Board and committee meetings, executive sessions, director compensation, management succession, director continuing education, “withheld vote” policy and other matters. These Corporate Governance Guidelines are available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com. A shareholder may request a copy of the Corporate Governance Guidelines by contacting the Company’s Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.
Codes of Ethics
Effective February 2004 and as amended in August 2006, the Board adopted a Code of Business Conduct and Ethics to provide guidance on maintaining the Company’s commitment to high ethical standards. The Code of Business Conduct and Ethics applies to employees, officers, directors, agents and representatives of the Company and its subsidiaries. The Company also adopted a separate code of ethics in February 2004 that is applicable specifically to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Treasurer.
Copies of both of these codes are available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com or may be obtained by contacting the Company’s Investor Relations Department at the address set forth above. In the event that we amend one or more of the provisions of either of our codes that requires disclosure under applicable law, SEC rules or NASDAQ listing standards, we intend to disclose such amendment on our website. Any waiver of the codes with respect to any executive officer or director of the Company must be approved by the Board and will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”), along with the reasons for the waiver.
Committees and Meetings
The Board maintains three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each committee operates under a written charter and reports regularly to the Board. A copy of each of these committee charters is available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com and may also be obtained by contacting the Company’s Investor Relations Department at the address set forth above.
Each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee must be comprised of no fewer than three members, each of whom must satisfy membership requirements imposed by NASDAQ listing standards and the applicable committee charter. Each of the members of the Company’s Audit Committee, Compensation Committee and Governance and Nominating Committee has been determined by the Board to be independent under applicable NASDAQ listing standards and, in the case of the Audit Committee, under the independence requirements established by the SEC. A brief description of the responsibilities of each of these committees and their current membership, follows:

Committee Membership
Director	Audit	Compensation	Governance
Albert E. Paladino		X	Chair
Daniel A. DiLeo		X	X
David A. Norbury	X		X
Erik H. van der Kaay	Chair		X
Jeffery R. Gardner	X		X
John R. Harding		X	X
Walter H. Wilkinson		Chair	X
On November 16, 2007, the Board of Directors, upon recommendation of the Board’s Governance and Nominating Committee, appointed Casimir S. Skrzypczak and John L. Ocampo to serve as directors of the Company. Their respective appointments were made pursuant to the Agreement and Plan of Merger and Reorganization, dated as of August 12, 2007, by and among the Company, Iceman Acquisition Sub, Inc., a wholly-owned subsidiary of the Company, and Sirenza Microdevices, Inc. (the “Sirenza Merger Agreement”). The appointment of each of Mr. Ocampo and Mr. Skrzypczak was effective as of November 16, 2007 and until the Company’s 2008 annual meeting of shareholders and until his successor is duly elected and qualified. As of the end of fiscal year 2008, the Board had not yet determined the Board committees on which Mr. Skrzypczak and Mr. Ocampo would serve. On May 19, 2008, Mr. Ocampo tendered his resignation from the Company’s Board of Directors, effective immediately, in order to pursue other business interests.
Compensation Committee
The Compensation Committee operates under a written charter adopted in June 2003 and most recently amended in May 2008. The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of the Company’s officers and employees and administration of the Company’s stock-based and incentive compensation plans. In fulfilling its duties, the Compensation Committee has the authority to (a) evaluate and fix the compensation of the officers of the Company and its subsidiaries including the Chief Executive Officer; (b) prepare the Compensation Committee report that the rules of the SEC require to be included in the Company’s annual report on Form 10-K (or incorporated therein by reference to the Company’s proxy statement); (c) make recommendations to the Board regarding annual retainer and meeting fees for the Board and committees of the Board, including compensatory stock awards to directors; (d) periodically review, and modify if necessary, the Company’s philosophy concerning executive compensation and the components of executive compensation; (e) review and discuss with management the Company’s Compensation Discussion and Analysis disclosure and formally recommend to the Board that it be included in the Company’s annual report on Form 10-K (or incorporated therein by reference to the Company’s proxy statement); and (f) discharge certain other responsibilities relating to the administration of the Company’s incentive and employee benefit plans. The Compensation Committee may condition its approval of any compensation on ratification by the Board if Board action is required by applicable law or otherwise deemed appropriate.
The Compensation Committee regularly consults with members of the Company’s executive management team regarding our executive compensation program. Our executive compensation program, including the level of participation by the Company’s executive officers in assisting with establishing compensation, is discussed below under “Executive Compensation – Compensation Discussion and Analysis.”
In addition, the Compensation Committee has the discretion to delegate certain areas of its authority. The Committee has delegated to Mr. Bruggeworth, as Chief Executive Officer, the authority to grant equity awards and establish salaries for all new employees who are not executive or corporate officers under the Company’s 2003 Stock Incentive Plan, subject to limits and other conditions specified by the Board or the Compensation Committee, the terms of that plan and applicable law. The Committee has delegated to Mr. Bruggeworth and the Committee Chairman, Mr. Wilkinson, the authority to make (within predetermined limits) special employee retention cash and equity awards, subject to conditions established by the Committee, the relevant plan and applicable law.
To assist the Committee with its review and analysis of executive, non-employee director and employee compensation matters during fiscal 2008, the Compensation Committee engaged an independent compensation consulting firm, DolmatConnell & Partners, Inc. DC&P was instructed to analyze and provide recommendations with respect to, among other things: (i) the Company’s peer group; (ii) executive officer total cash compensation; (iii) short- and long-term equity incentive plans; and (iv) non-employee director compensation. For a more detailed discussion of the nature and scope of DC&P’s assignment, please see “Executive Compensation – Compensation Discussion and Analysis – Compensation Decision-Making Processes – Role of the Compensation Consultant,” below.
The current members of the Compensation Committee are Dr. Paladino and Messrs. DiLeo, Harding and Wilkinson (Chairman), none of whom is an employee of the Company and each of whom is independent under existing NASDAQ listing standards. See the “Executive Compensation – Compensation Discussion and Analysis,” below for details of the processes and procedures involved in setting executive compensation.

Audit Committee
The Audit Committee is a separately-designated standing Audit Committee established in accordance with section 3(a)(58) of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted in May 2000 and most recently amended in May 2008. The Audit Committee is appointed by the Board to assist the Board in its duty to oversee the Company’s accounting, financial reporting and internal control functions and the audit of the Company’s financial statements. The Committee’s responsibilities include, among others, direct responsibility for: (a) hiring, firing, overseeing the work of and determining the compensation for the Company’s independent registered public accounting firm, which reports directly to the Audit Committee; (b) approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm and establishing a policy for such approval; (c) periodically reviewing the significant accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results; (d) preparing the report of the Audit Committee required by SEC rules to be included in the Company’s annual report on Form 10-K (or incorporated therein by reference to the Company’s proxy statement); and (e) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
The current members of the Audit Committee are Messrs. Gardner, Norbury and van der Kaay (Chairman), none of whom is an employee of the Company and each of whom is independent under existing NASDAQ listing standards and SEC requirements. The Board has examined the SEC’s definition of “audit committee financial expert” and determined that Messrs. van der Kaay and Gardner each satisfy this definition. Messrs. van der Kaay and Gardner were each designated by the Board as an audit committee financial expert for fiscal year 2008. See “Report of the Audit Committee,” below.
Governance and Nominating Committee
The Governance and Nominating Committee operates under a written charter adopted in April 2003 and most recently amended in May 2008. The Governance and Nominating Committee is appointed by the Board to: (a) assist the Board in identifying individuals qualified to become Board members and to recommend to the Board the director nominees; (b) recommend to the Board the corporate governance guidelines, conflicts of interest and certain other policies, principles and guidelines applicable to the Company; (c) lead the Board in its annual review of the Board’s performance; and (d) conduct a review of related person transactions in accordance with the Company’s related person transaction policy. The current members of the Governance and Nominating Committee are Dr. Paladino (Chairman) and Messrs. DiLeo, Gardner, Harding, Norbury, van der Kaay, and Wilkinson, none of whom is an employee of the Company and each of whom is independent under existing NASDAQ listing standards. For information regarding shareholder nominations to the Board, see “Procedures for Director Nominations” and “Proposals for 2009 Annual Meeting,” below.
The Governance and Nominating Committee is also authorized by the Board to serve as the Qualified Legal Compliance Committee for purposes of Section 307 of the Sarbanes-Oxley Act of 2002 and the SEC’s standards for professional conduct for attorneys appearing and practicing before the SEC in the representation of the Company. In addition, the Governance and Nominating Committee is authorized by the Board to serve as the “TIDE” (Three-year Independent Director Evaluation) Committee and is responsible for reviewing and evaluating the Company’s shareholder rights plan, which is designed to enhance the Board’s ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire the Company by means of unfair or abusive takeover tactics. Such review and evaluation must take place at least once every three years in order to determine whether the maintenance of the rights plan continues to be in the best interests of the Company and its shareholders. The Governance and Nominating Committee most recently evaluated the rights plan in March 2007 and concluded that the rights plan continues to be in the best interests of the Company and its shareholders.
Meeting Attendance
Under the Company’s Corporate Governance Guidelines, all directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of shareholders. All incumbent directors attended at least 75% of the aggregate of the Board meetings and assigned committee meetings held during the fiscal year ended March 29, 2008. During fiscal 2008, the Board held five regularly scheduled meetings and eight telephonic meetings. The Compensation Committee held five regular meetings and two telephonic meetings, the Audit Committee held four regular meetings and three telephonic meetings, and the Governance and Nominating Committee held four regular meetings and one telephonic meeting. Eight of the Company’s nine directors in office at the time of the 2007 annual meeting of shareholders attended the annual meeting.
Executive Sessions
Pursuant to the Company’s Corporate Governance Guidelines, independent directors are expected to meet in executive session at all regularly scheduled meetings of the Board with no members of management present. The Chairman of the Governance and Nominating Committee or the Chairman of the Board will preside at each executive session, unless the independent directors determine otherwise. During fiscal 2008, Dr. Paladino, as Chairman of the Board, presided at the executive sessions. During fiscal 2008, the independent directors met in executive session at each of the five regularly scheduled Board meetings.

Procedures for Director Nominations
In accordance with the Company’s Corporate Governance Guidelines, members of the Board are expected to collectively possess a broad range of skills, industry and other knowledge and expertise, as well as business and other experience useful for the effective oversight of the Company’s business. The Governance and Nominating Committee is responsible for identifying, screening and recommending to the Board qualified candidates for membership. All candidates must meet the minimum qualifications and other criteria established from time to time by the Board, and potential nominees will also be evaluated based on the other criteria identified in the Corporate Governance Guidelines. These minimum qualifications include, but are not limited to:
•	Substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of the Company; and
•	Lack of any conflict of interest that would violate any applicable law or regulation or have any other relationship that, in the opinion of the Board, would interfere with the exercise of the individual’s judgment as a member of the Board or of a Board committee.
The Company also considers the following criteria, among others, in its selection of directors:
•	Economic, technical, scientific, academic, financial and other expertise, skills, knowledge and achievements useful to the oversight of the Company’s business;
•	Integrity, demonstrated sound business judgment and high moral and ethical character;
•	Diversity of viewpoints, backgrounds, experiences and other demographics;
•	Business or other relevant professional experience;
•	Capacity and desire to represent the balanced, best interests of the Company and its shareholders as a whole and not primarily a special interest group or constituency;
•	Ability and willingness to devote time to the affairs and success of the Company and to fulfill the responsibilities of a director; and
•	The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.
The Governance and Nominating Committee is authorized to develop additional policies regarding Board size, composition and member qualification. The Governance and Nominating Committee also has authority to retain and approve the compensation of search firms to be used to identify director candidates.
The Governance and Nominating Committee evaluates suggestions concerning possible candidates for election to the Board submitted to the Company, including those submitted by Board members (including self-nominations), shareholders and third parties. All candidates, including those submitted by shareholders, will be similarly evaluated by the Governance and Nominating Committee using the Board membership criteria described above and in accordance with applicable procedures. Once candidates have been identified, the Governance and Nominating Committee will determine whether such candidates meet the minimum qualifications for director nominees established in the Corporate Governance Guidelines and under applicable laws, rules or regulations. The Board, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for selecting the nominees for director and for appointing directors to fill vacancies.
As noted above, the Governance and Nominating Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with applicable SEC requirements, the Company’s bylaws and Corporate Governance Guidelines and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination to the Company for consideration, a shareholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: (a) full name and address; (b) age; (c) principal occupation during the past five years; (d) current directorships on publicly held companies and registered investment companies; and (e) number of shares of Company common stock owned, if any. In addition, under the Company’s bylaws, as amended and restated through November 8, 2007, a shareholder’s notice regarding a proposed nominee must include: (a) the name and address of the shareholder and the beneficial owner, if any, on whose behalf the nomination is made; (b) the number of shares of common stock owned by the shareholder and beneficial owner; (c) a description of the shareholder’s proposal; (d) any material direct or indirect interest that the shareholder or the beneficial owner may have in the nomination; (e) a representation that the shareholder is a holder of record of the Company’s common stock and intends to appear in person or by proxy to present the nominee; (f) the nominee’s consent to serve if elected; and (g) such additional information concerning the nominee as is deemed sufficient by the Board, or a properly authorized Board committee, to determine whether the nominee meets all minimum qualification standards or other criteria as may have been established by the Board or such properly authorized Board committee, or pursuant to applicable law, rule or regulation, for service as a director. Certain specific notice deadlines also apply with respect to submitting director nominees.
No candidates for director nominations were submitted to the Governance and Nominating Committee by any shareholder in connection with the annual meeting. Any shareholder desiring to present a nomination for consideration by the Governance and Nominating Committee prior to the 2009 annual meeting must do so in accordance with the Company’s bylaws and policies. See “Proposals for 2009 Annual Meeting,” below.
Shareholder Communications with Directors
Any shareholder desiring to contact the Board, or any specific director(s), may send written communications to: Board of Directors (Attention: (Name(s) of director(s), as applicable)), c/o the Company’s Secretary, 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary will (subject to any applicable regulatory requirements) use his judgment to determine whether such communication should be conveyed to the Board or, as appropriate, to the member(s) of the Board named in the communication.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires the Audit Committee to approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm (and any non-audit service provided by any other accounting firm if the cost of the service is reasonably expected to exceed $100,000). The Audit Committee has established a pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent registered public accounting firm. The Chairman of the Audit Committee may specifically approve any service within the pre-approved audit and non-audit service category if the fees for such service exceed the maximum set forth in the policy, as long as the excess fees are not reasonably expected to exceed $25,000. Any such approval by the Chairman must be reported to the Audit Committee at its next scheduled meeting. The pre-approval fee levels for all services to be provided by the independent registered public accounting firm are reviewed annually by the Audit Committee.
Procedures for Reporting Complaints about Accounting and Auditing Matters
The Audit Committee has adopted procedures for receiving and handling complaints from employees and third parties regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submissions by employees of complaints or concerns regarding questionable accounting or auditing matters. Employees or third parties may report their concerns by mail to the attention of the Company’s Compliance Officer, 7628 Thorndike Road, Greensboro, North Carolina 27409-9421 or by e-mail at complianceofficer@rfmd.com. If the Compliance Officer is the subject of the concern or the employee or third party otherwise believes that the Compliance Officer has not given or will not give proper attention to his or her concerns, the employee or third party may report his or her concerns directly to the Chairman of the Audit Committee. An employee or third party also may forward concerns on a confidential and/or anonymous basis to the Audit Committee by calling the Company’s toll-free Ethics and Compliance hotline at (888) 301-8647, which is operated by a third-party agency to ensure confidentiality, or by delivering a written statement setting forth his or her concerns in a sealed envelope addressed to the Chairman of the Audit Committee labeled “Confidential: To be opened by the Chairman of the Audit Committee only.”
Upon receipt of a complaint relating to the matters set forth above, the Compliance Officer (or Audit Committee Chairman, as the case may be) will promptly notify the Audit Committee. The Audit Committee will oversee the review of any such complaint and will maintain the confidentiality of an employee or third party complaint to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Compliance Officer and the Chairman of the Audit Committee will maintain a log of all complaints received by them, tracking their receipt, investigation and resolution, and will prepare a periodic report summarizing the complaints for submission by the Audit Committee to the Board. The Compliance Officer and the Chairman of the Audit Committee will maintain copies of complaints and the complaint log for a reasonable time but in no event for less than five years.
The Procedures for Reporting Complaints about Accounting and Auditing Matters are available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com or may be obtained by contacting the Company’s Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The current members of the Compensation Committee are Dr. Paladino and Messrs. DiLeo, Harding and Wilkinson (Chairman). None of the current members of the Compensation Committee has ever served as an officer or employee of the Company or had any relationship during fiscal 2008 that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No interlocking relationships exist between the Company’s current Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of May 27, 2008 by (a) each person known by the Company to own beneficially more than five percent of the outstanding shares of the Company’s common stock, (b) each director and nominee for director, (c) the Named Executive Officers (as defined in “Executive Compensation – Summary Compensation Table,” below), and (d) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of May 27, 2008 are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of all listed shareholders is c/o RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares (1)	Percent of Class
Mazama Capital Management, Inc. (2)	26,007,487	9.88%
John L. Ocampo (3)	20,028,453	7.62%
Soros Fund Management LLC and affiliates (4)	15,837,171	6.02%
Barclays Global Investors, N.A. and affiliates (5)	13,298,909	5.05%
The Vanguard Group, Inc. and affiliates (6)	13,144,138	5.00%
Robert A. Bruggeworth (7)	1,758,651	*
Steven E. Creviston (8)	810,621	*
Daniel A. DiLeo (9)	130,000	*
Jeffery R. Gardner (10)	96,000	*
John R. Harding (11)	52,083	*
Jerry D. Neal (12)	1,092,855	*
David A. Norbury (13)	542,322	*
Dr. Albert E. Paladino (14)	346,669	*
William J. Pratt (15)	1,248,222	*
William A. Priddy, Jr. (16)	975,796	*
Casimir S. Skrzypczak (17)	154,694	*
Erik H. van der Kaay (18)	348,000	*
Walter H. Wilkinson, Jr. (19)	412,892	*
Directors and executive officers as a group (17 persons) (20)	9,807,646	3.65%

* Indicates less than one percent

1)	As noted above, shares of common stock subject to options exercisable within 60 days of May 27, 2008 are included.

2)	Based upon information set forth in a Schedule 13G filed with the SEC on March 7, 2008 by Mazama Capital Management, Inc., reporting sole power to vote or direct the vote of 15,757,548 shares and sole power to dispose or direct the disposition of 26,007,487 shares. The address of Mazama Capital Management, Inc. is One Southwest Columbia Street, Suite 1500, Portland, Oregon 97258.

3)	Consists of 15,466,582 shares held by John and Susan Ocampo, Trustees, Ocampo Family Trust UA 5-31-01, 182,802 shares held by John and Susan Ocampo, Trustees, Ocampo 2001 Charitable Trust dated 9-23-01, 1,606,320 shares held by Samat Partners, a California limited partnership, of which each of John and Susan Ocampo is a general partner, 32,447 shares held by Susan Ocampo as custodian for the Ocampos’ children, an aggregate of 2,741,302 shares held in various trusts for the benefit of the Ocampos’ children and includes 16,667 shares of common stock issuable upon the exercise of stock options by John Ocampo. Mr. and Mrs. Ocampo are co-trustees with a third person of each of the trusts for the benefit of their children and as such share voting and dispositive authority over the shares held in such trusts. Mr. and Mrs. Ocampo disclaim beneficial ownership of the shares held by each of the foregoing trusts and partnerships except to the extent of their pecuniary interest in these shares.

4)	Based upon information set forth in a Schedule 13G filed with the SEC on February 25, 2008 by Soros Fund Management LLC (“SFM”), George Soros, Robert Soros and Jonathan Soros, reporting sole power of SFM to vote or direct the vote of and sole power to dispose or direct the disposition of 15,837,171 shares and shared power of each of George Soros, Robert Soros and Jonathan Soros to vote or direct the vote of and to dispose or direct the disposition of 15,837,171 shares. The shares described above are held for the account of Quantum Partners LDC, a Cayman Islands exempted limited duration company (“Quantum Partners”). SFM serves as principal investment manager to Quantum Partners and has been granted investment discretion over the shares held for the account of Quantum Partners. George Soros serves as Chairman of SFM, Robert Soros serves as Deputy Chairman of SFM and Jonathan Soros serves as President and Deputy Chairman of SFM. The address of Soros Fund Management, LLC and affiliates is 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

5)	Based upon information set forth in a Schedule 13G filed with the SEC on February 6, 2008 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG reporting sole power of Barclays Global Investors, N.A. to vote or direct the vote of 5,439,815 shares, sole power of Barclays Global Investors, N.A. to dispose or direct the disposition of 6,483,660 shares and sole power of Barclays Global Fund Advisors to vote or direct the vote of and sole power to dispose or direct the disposition of 6,815,249 shares. The address of Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105.

6)	Based upon information set forth in a Schedule 13G filed with the SEC on February 12, 2008 by The Vanguard Group, Inc., reporting sole power to vote or direct the vote of 286,061 shares and sole power to dispose or direct the disposition of 13,144,138 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,660 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. The address of The Vanguard Group, Inc. and affiliates is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

7)	Includes 1,327,760 shares of common stock issuable upon exercise of stock options.

8)	Includes 515,930 shares of common stock issuable upon exercise of stock options.

9)	Includes 130,000 shares of common stock issuable upon exercise of stock options.

10)	Includes 90,000 shares of common stock issuable upon exercise of stock options.

11)	Includes 52,083 shares of common stock issuable upon exercise of stock options.

12)	Includes 936,182 shares of common stock issuable upon exercise of stock options.

13)	Includes 130,000 shares of common stock issuable upon exercise of stock options.

14)	Includes 221,669 shares of common stock issuable upon exercise of stock options.

15)	Includes 721,486 shares of common stock issuable upon exercise of stock options.

16)	Includes 673,434 shares of common stock issuable upon exercise of stock options.

17)	Includes 106,534 shares of common stock issuable upon exercise of stock options.

18)	Includes 260,000 shares of common stock issuable upon exercise of stock options and 48,000 shares of common stock held by The van der Kaay Trust, as to which Mr. van der Kaay and his spouse, as co-trustees, jointly share voting and dispositive power.

19)	Includes 260,000 shares of common stock issuable upon exercise of stock options.

20)	Includes 5,654,880 shares of common stock issuable upon exercise of stock options.

EXECUTIVE OFFICERS
The Company’s current executive officers are as follows:

Name	Age	Title
Robert A. Bruggeworth	47	President and Chief Executive Officer
Barry D. Church	46	Vice President, Corporate Controller and Principal Accounting Officer
Steven E. Creviston	44	Corporate Vice President and President of Cellular Products Group
Jerry D. Neal	63	Executive Vice President of Marketing and Strategic Development
William A. Priddy, Jr.	47	Chief Financial Officer, Corporate Vice President of Administration and Secretary
Suzanne B. Rudy	53	Vice President, Corporate Treasurer, Compliance Officer and Assistant Secretary
James D. Stilson	61	Corporate Vice President of Operations
Robert M. Van Buskirk	59	Corporate Vice President and President of Multi-Market Products Group

Certain information with respect to the Company’s executive officers is provided below. Officers are appointed to serve at the discretion of the Board. Information regarding Mr. Bruggeworth is included in the director profiles set forth above.
Barry D. Church has served as Vice President, Corporate Controller and Principal Accounting Officer since September 2001. He began his employment with the Company in March 1998. From March 1998 until August 1998, Mr. Church was Manager of Financial Planning and from September 1998 until September 2001 he was Controller. In addition to his tenure at the Company, Mr. Church has 13 years experience in various financial positions at Sara Lee Corporation and AT&T, Inc.
Steven E. Creviston has served as Corporate Vice President and President of Cellular Products Group since August 2007. From May 2002 to August 2007 he served as a Corporate Vice President of Cellular Products Group, which was know as Wireless Products until April 2004. He began his employment with the Company in December 1994 as Strategic Account Manager. From May 1997 to May 1999, Mr. Creviston was Director of Account Management, from June 1999 to April 2001 he was Product Line Director, and from May 2001 to May 2003 he was Divisional Vice President.
Jerry D. Neal, a founder of the Company, became Executive Vice President of Marketing and Strategic Development in January 2002. He served as Vice President of Marketing from May 1991 to January 2000 and was Executive Vice President of Sales, Marketing and Strategic Development from January 2000 to January 2002. Prior to joining the Company, Mr. Neal was employed for ten years with Analog Devices, Inc. as Marketing Engineer, Marketing Manager and Business Development Manager. Mr. Neal served as a director of the Company from February 1992 to July 1993.
William A. Priddy, Jr. became Chief Financial Officer and Corporate Vice President of Administration in July 1997 and Secretary in July 2003. He was Controller from December 1991 to December 1993, Treasurer and Controller from December 1993 to September 1998, and Vice President of Finance from December 1994 to July 1997. Prior to joining the Company, Mr. Priddy was employed for five years with Analog Devices, Inc. in various positions in finance and marketing.
Suzanne B. Rudy became Vice President and Corporate Treasurer in November 2002 and Compliance Officer and Assistant Secretary in January 2004. She was Corporate Treasurer from May 1999 until November 2002. Prior to joining the Company, Ms. Rudy was employed for eight years at Precision Fabrics Group Inc. as Controller and for six years at BDO Seidman, LLP, most recently as a Tax Manager.
James D. Stilson joined the Company in January 2004 as the Corporate Vice President of Operations. From July 1999 to January 2004, Mr. Stilson was the President of ASE Korea, Inc., a semiconductor assembly and test solution provider. From November 1997 to July 1999, he was the General Manager of Motorola Korea Ltd., which was purchased by the ASE Group to form ASE Korea, Inc. From April 1995 to November 1997, he was the Assistant General Manager of Motorola Korea Ltd.
Robert M. Van Buskirk joined the Company in November 2007 as the Corporate Vice President and President of Multi-Market Products Group. From May 1999 to November 2007, Mr. Van Buskirk served as the Chief Executive Officer of Sirenza Microdevices, Inc. He was the Chief Executive Officer, President and director of Sirenza Microdevices, Inc. from November 2002 until November 2007. Before joining Sirenza, from August 1998 to May 1999, Mr. Van Buskirk was the Executive Vice President of Business Development and Operations at Multilink Technology Corporation, a company specializing in the design, development and marketing of high bit-rate electronic products for advanced fiber optic transmission systems. Prior to his position at Multilink, Mr. Van Buskirk held various management positions at TRW (now Northrop Grumman), a semiconductor wafer manufacturer, including Executive Director of the TRW GaAs telecommunications products business from 1993 to August 1998.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Program
Compensation Program Objectives and Philosophy
The objectives of the Company’s compensation program are to enhance our ability to recruit and retain qualified management, motivate executives and other employees to achieve established performance goals and ensure an element of congruity between the financial interests of the executive management team and the Company’s shareholders.
We believe the competition for qualified executives, including the Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers, who we refer to collectively as the Named Executive Officers, in the radio frequency components and system level solutions and wireless products industries is extremely strong. To attract and retain highly qualified employees, we must maintain an overall compensation package that is competitive with those offered by our peer group companies.
The products and systems that we design, manufacture and sell face strong competition within our industry. These products are sold into a market undergoing rapidly changing technologies with short product life cycles. Many of our competitors are much larger and have far greater resources than we do. Therefore, we attempt to ensure that our compensation programs foster independent thinking, responsible decision-making, decisive action and team effort.
We do not establish subjective or objective goals or performance criteria for each individual Named Executive Officer or other member of management, although we do evaluate individual performance when making compensation decisions. Rather, we believe strongly that focusing on the management team as a group, including the Named Executive Officers, results in greater long-term success, and we currently condition all performance-based awards on common team or corporate criteria.
We believe that substantial equity ownership provides important medium- and long-term incentives and encourages the Named Executive Officers to take actions favorable to the long-term interests of the Company and its shareholders. Accordingly, equity-based compensation makes up a significant portion of the overall compensation of the Named Executive Officers.
Compensation Program Design
Our compensation program is designed to attract, retain and motivate employees and to reward them for achievements that we believe will bring the Company success and likewise reward shareholders as a result of the Company’s success. These programs are designed to be competitive with those of the companies in our industry with which we must vie for talent.
Our qualified defined contribution 401(k) plan is the only retirement plan available to employees in the United States. To complement our 401(k) plan, we typically make significant annual equity awards to Named Executive Officers that have extended vesting periods. The purpose of these awards is to serve as both a retention and incentive mechanism in order to create value for both the award recipient and the shareholders. Each Named Executive Officer has a substantial portion of his potential financial net worth at risk because it is based on the Company’s future performance.
At the end of fiscal 2008, the Compensation Committee considered the following factors in establishing the compensation of the Named Executive Officers for fiscal 2009:
•	The Company’s overall operating performance during fiscal 2008 and the achievements of the Named Executive Officers with respect to: (a) progress that each business unit made in achieving its long-term strategic goals; (b) new products in development, scheduled for introduction or recently introduced; (c) the Company’s performance in relation to its industry competitors; (d) productivity improvements; and (e) progress of acquisition integration.

•	Individual performance appraisals of the Named Executive Officers and their contributions toward the Company’s performance goals and other objectives as established by the Board and the Committee, including a subjective evaluation of each Named Executive Officer’s: (a) vision and strategy with respect to his individual business responsibilities; (b) energy level and ability to motivate and influence others; (c) self-development and development of subordinates; and (d) execution of assigned tasks.

•	The compensation packages for executives who have similar positions and levels of responsibility at other publicly held U.S. manufacturers of radio frequency components and system level solutions and other relevant products in related appropriate markets.

Compensation Decision-Making Processes
The Compensation Committee
The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of the executive management team (including the Named Executive Officers), non-employee directors and employees and administration of the stock-based and incentive compensation plans. See “Corporate Governance – Committees and Meetings – Compensation Committee,” above. The Committee typically meets in separate session in connection with regularly-scheduled meetings of the Board. In addition, the Committee sometimes schedules special meetings or non-meeting “work sessions,” either by telephone or in person, as necessary in order to fulfill its duties. Meeting agendas are established by the Chairman after consultation with other members of the Committee and, if appropriate, Mr. Bruggeworth, our Chief Executive Officer.
The current members of the Committee are Mr. DiLeo, Mr. Harding, Dr. Paladino and Mr. Wilkinson, who serves as Chairman of the Committee. Each of these Committee members served on the Committee for all of fiscal 2008.
Role of the Compensation Consultant
During fiscal 2008, the Committee retained the independent compensation consulting firm DolmatConnell & Partners, Inc., who we refer to as DC&P, to assist it with executive, non-employee director and employee compensation matters. We selected DC&P based primarily upon the depth of experience in the technology industry of DC&P’s principals. During fiscal 2008, DC&P performed a review and analysis of our recent past and current compensation policies and practices. This analysis covered not only the compensation policies applicable to the Named Executive Officers, but also certain policies pertaining to all of our employees. The work the Committee requested included, but was not limited to, an analysis of and recommendations for: (a) modifying the peer group of comparable companies, given the changing environment in the markets that we serve and our recent rapid growth; (b) base salaries for the executive management team; (c) our short-term cash incentive plan for the executive management team and other employees; (d) our long-term equity incentive plans; and (e) non-employee director and non-employee Chairman of the Board compensation. We also requested that DC&P perform certain other studies. When DC&P made recommendations to the Committee for consideration, they were generally in the form of suggested ranges for cash and equity compensation or descriptions of policies that DC&P currently considers best industry practices. The Committee has retained DC&P to assist it with executive, non-employee director and employee compensation matters for fiscal 2009.
During fiscal 2008, DC&P worked only for the Committee and performed no additional services for the Company or any of the Named Executive Officers. The Committee Chairman approved all work performed by DC&P and received and approved copies of all invoices for services submitted by DC&P. During fiscal 2008, neither the Committee nor the management used the services of any other compensation consultant.
Role of Executives in Establishing Compensation
During fiscal 2008, and as is typical at the Company, there was a continuing dialogue among the Company’s Chief Executive Officer, other members of management (particularly the Vice President of Human Resources), the Committee’s compensation consultant, DC&P, and Committee members regarding compensation considerations. Each of these parties was and continues to be encouraged to propose ideas or issues for the Committee to consider and evaluate with respect to our compensation structure and philosophy.
The Committee annually establishes the base salary, bonus opportunities and equity incentive awards for the Chief Executive Officer, Mr. Bruggeworth. Mr. Bruggeworth typically recommends to the Committee the annual base salary, bonus opportunities, and equity awards (if any) for the other members of the executive management team, including the other Named Executive Officers, for the Committee’s review, modification and approval.
To assist the Committee in overseeing compensation practices, the Committee periodically requests that the Human Resource Department and Financial Department personnel gather compensation data for its review. Certain members of the executive management team or other employees attended portions of some Committee meetings during fiscal 2008 in order to fulfill these requests. The Chief Executive Officer attended the majority of the Committee’s meetings during fiscal 2008, but did not participate in any portion of any meeting where his own compensation was being determined. In addition, when deemed appropriate, the Committee held all or a portion of certain meetings during fiscal 2008 in executive session with only Committee members present.
Use of Industry Comparative Data
We operate in a highly competitive industry in which retention of qualified personnel is a critical factor in operating a successful business. As such, we try to understand as much as possible about the total compensation levels and practices at other companies in our industry. Determining the relevant companies to use for such comparative purposes is not a simple task. Many of our most formidable competitors are divisions of much larger companies, and it is difficult to gain useful information about the specific executive positions comparable to those of our executives. With the help of DC&P and the Human Resource Department, the Committee has developed a peer group of companies that it reviews and, if appropriate, adjusts periodically and at least annually. The companies included in this peer group generally have revenues ranging from one-half to two times our annual revenue and are in the semiconductor, wireless components or sub-systems businesses. The peer group is comprised such that the median revenue size of the peer group is at or close to our annual revenue. The peer group used in fiscal 2008 contained the following 18 companies: Altera Corporation, Conexant Systems, Inc., Cypress Semiconductor Corporation, Fairchild Semiconductor International, Inc., Integrated Device Technology, Inc., International Rectifier Corporation, Intersil Corporation, Linear Technology Corporation, LSI Corporation, Marvell Technology Group Ltd., Maxim Integrated Products, MEMC Electronic Materials, Inc., Microchip Technology Incorporated, National Semiconductor Corporation, ON Semiconductor Corporation, Skyworks Solutions, Inc., SMART Modular Technologies and Xilinx, Inc. For fiscal 2009, it may be necessary to modify this group because (i) of the Company’s May 6, 2008 announced restructuring of certain product lines, and (ii) some of the current members may no longer exist as independent companies.
DC&P obtained relevant data for each company contained in the fiscal 2008 peer group from that company’s most recent proxy statement and other SEC filings. This data included compensation information for each of the named executive officers identified by each company as well as each company’s financial performance data. In addition, we relied upon aggregated Radford Survey data for the electronics industry from as many companies as possible who were in the peer group described above or are of similar size to us (based on annual revenue). We typically use Radford Survey data for comparative purposes in evaluating and setting compensation levels and practices for the other members of our executive management team who are not Named Executive Officers and for which public company reporting data is not available. From all of these information sources and with the assistance of the Human Resource Department, DC&P gathered data and presented it by quartile for each compensation element that we wished to evaluate. This data allowed us to analyze how the compensation of each of our Named Executive Officers compared to his peer group counterpart with respect to each compensation component and with respect to total compensation. For fiscal 2008, the compensation components that we evaluated with respect to similarly situated peer group executive officers were base salaries, target bonuses, actual bonuses, stock option awards, restricted stock awards, perquisites and any other equity or incentive programs for which we could obtain data.
Other Compensation Policies
With the assistance of the Committee, DC&P and the executive management team, we have developed a number of policies and practices that we relied upon during fiscal 2008:
•	We used comparative competitive data to establish base salaries for each Named Executive Officer at approximately the 50th percentile of the peer group and provided cash performance incentives that, if earned at target, enabled the Named Executive Officer group to be eligible to earn total annual cash compensation at a level between the 50th and the 75th percentile of the peer group. As discussed in more detail below under “Annual Cash Incentive Opportunities,” our bonus target was a percentage of the Named Executive Officer’s base salary that he was eligible to earn under the objective bonus criteria discussed below. The bonus program is structured so that the higher the level of the Named Executive Officers’ responsibility in the Company, the greater his percentage of potential total performance-based cash compensation. For fiscal 2008, the performance-based cash compensation target was 100% of base salary for Mr. Bruggeworth and 75% for each of the other Named Executive Officers.

•	We attempted to ensure that a substantial amount of each Named Executive Officer’s total compensation was at risk and performance-based, linked to the Company’s operating performance, and in the long-term, derived its value from the market price of the common stock.

•	We established an aggregate level of stock option and restricted stock awards that was within the peer group run rate for such awards and that did not produce a level of option overhang that was greater than that of the peer group.

•	We attempted to ensure that cash and equity components of total compensation were tax deductible, to the maximum extent possible, by the use of (i) shareholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (including implementing the grant of performance-based restricted stock awards in fiscal 2008), and (ii) by granting non- qualified stock options instead of incentive stock options in order to maximize tax deductibility by the Company.

•	We prohibit the backdating or spring-loading of equity awards. To further that goal, we generally only grant options and time-based restricted stock awards once a year to existing employees on or around the annual shareholder meeting date.

•	We prohibit repricing of previously granted option or stock awards without shareholder approval.
The Committee also has additional responsibilities with respect to our compensation practices, which are set forth in its charter and described in more detail under “Corporate Governance – Committees and Meetings – Compensation Committee,” above.

Elements of Compensation
Compensation arrangements for the Named Executive Officers under our fiscal 2008 compensation program included five components: (a) a base salary; (b) a formula-based, shareholder-approved cash bonus program intended to be compliant with Code Section 162(m) to the extent practicable; (c) the grant of equity incentives in the form of stock options and time-based restricted stock awards; (d) the grant of additional equity incentives in the form of performance-based and service-based restricted stock awards; and (e) other compensation and employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in the 401(k) and employee stock purchase plans. With respect to equity awards for fiscal 2009, we expect to grant only time-based and performance-based restricted stock awards and do not expect to grant stock options, although we reserve the right to modify such grant practices if we think it is in the Company’s best interest to do so.
Base Salaries
The Committee reviews and establishes individual salaries for the Named Executive Officers annually. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contributions, labor market conditions, peer group data and our overall annual budget guidelines for merit and performance increases. The Committee’s objective is to deliver base compensation levels for each Named Executive Officer at or near the median for the comparable position of the peer group. With respect to fiscal year 2008, the Committee believes that the base salaries for most of the Named Executive Officers were below the median base salaries of the peer group comparable positions. This is partially due to the fact that our peer group was revised in mid-year due to the acquisition of Sirenza Microdevices, Inc. after fiscal year 2008 base salaries had been set. For fiscal year 2009, if appropriate, adjustments to the base salaries of the Named Executive Officers have been made so that they remain at or near the median of the peer group comparable positions.
Annual Cash Incentive Opportunities
A large part of each Named Executive Officer’s potential total annual cash compensation is intended to be at risk and linked to the Company’s operating performance. For fiscal 2008, annual cash bonus award opportunities were determined directly based on three objective performance-based measures: (i) growth of the Company’s revenue over that of the previous year, (ii) the level of the Company’s operating profit, and (iii) sales diversification metrics. Adjustments to operating profit are permitted to eliminate the effects of generally non-recurring, one-time events that may include, but are not limited to, the sale of investments in securities of other companies, acquisition-related expenses, sale or disposal of assets no longer in service and certain non-cash equity compensation charges reported under the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” which we refer to as SFAS 123(R). The same criteria were used for the Named Executive Officers in fiscal 2008 as for all other employees. For fiscal 2008, however, we made no adjustments as there was a decline in revenues and the diversification metrics were not achieved. As a result, the Committee determined that no cash bonuses were earned by any Named Executive Officer with respect to fiscal 2008.
The objective formula used to compute 80% of the performance-based cash bonus opportunity for each Named Executive Officer for fiscal 2008 was a target percentage increase in revenue growth times a target percentage of operating income plus any permitted adjustments, as referenced above, divided by revenue, times a coefficient that would yield a potential cash bonus equal to 80% of the annual base salary for the Chief Executive Officer if the target variables were achieved. If the two target variables (revenue growth and operating income) were less than the target amount set by the Committee, then this formula would result in a performance-based cash bonus that was less than 80% of annual base salary.
The same target variables and formula were used for the other four Named Executive Officers in fiscal 2008, except that in each case the coefficient would yield 60% of the respective annual base salary rather than 80% of the annual base salary if the target variables were achieved.
For fiscal 2008, 20% of each Named Executive Officer’s target cash bonus amount was linked to the Company’s product diversification efforts. If the Company obtained a certain level of sales from certain classes of products in fiscal 2008, then the Named Executive Officers were eligible to receive 20% of their target bonus in fiscal 2008. This portion of targeted potential cash bonus awards was an “all or nothing” bonus target, and there was no pro-rating for partial success.
Bonuses for the Named Executive Officers, as well as for all of our other employees, are capped at two times each employee’s respective bonus target. No minimum bonus is guaranteed. The revenue growth rate and level of operating profit are equally weighted multipliers in the formula. If either of these multipliers is zero or negative, then no bonus will be earned under the objective bonus formula described above. This objective bonus formula was designed to operate so that if the Company achieves a particular percentage of annual revenue growth and a particular percentage of operating profit, then each Named Executive Officer has the potential to earn 80% of his pre-established bonus target (or other combinations of the two multipliers that yield the same result). The sum of all employee bonuses, including those earned by the Named Executive Officers, could have been limited in fiscal 2008 if, after bonus accruals for all employees, the total potential annual bonus amount to be paid exceeded 16% of the Company’s operating income.

For fiscal year 2008, our compensation program was structured to provide the Named Executive Officer group with the opportunity to earn, through a combination of base salary and bonus target awards, total cash compensation between the 50th and the 75th percentile level of the peer group comparable positions. For fiscal 2008, the total cash compensation earned by the Named Executive Officers as a group was below the peer group 50th percentile for the previously mentioned reason (see “Base Salaries,” above) and primarily due to the fact that no bonuses were earned. There was no revenue growth and the diversification objectives were not achieved.
For fiscal 2009 the cash bonus program will be changed to focus on only one metric — Company non-GAAP operating profit from continuing operations excluding gain or loss from divestitures and restructuring charges. This is due to the strategic changes announced on May 6, 2008 that are expected to result in product line divestitures. The Committee believes that a simple, performance-based, easily understood metric should be used for fiscal 2009 so that each employee has a clear focus on what is important. A threshold, target and maximum level of operating profit has been established. No bonuses will be earned unless the threshold level is achieved. At target, each Named Executive Officer will be eligible to earn 100% of his respective target bonus. At maximum, each Named Executive Officer will be eligible to earn 200% of his respective target bonus. If maximum is exceeded, no additional bonuses will be paid. The same criteria will be used for the Named Executive Officers in fiscal 2009 as for all other employees. All bonuses must be self-funding, in that the operating profit levels established for threshold, target, and maximum are determined net of the bonus accruals. Adjustments may be made to operating profit to eliminate the effects of generally non-recurring, one-time events that may include, but are not limited to, the sale of investments in securities of other companies, acquisition-related expenses, sale or disposal of assets no longer in service and certain non-cash equity compensation charges reported under SFAS 123(R). In particular, the profits or losses, gain or loss upon disposition of products or assets, or restructuring charges relating to the product lines being divested as described in the May 6, 2008 announcement relating to transceivers and global positioning satellite systems are expected to be removed from the operating profit calculation when determining bonuses for fiscal 2009.
In order to deduct for tax purposes the bonus compensation, the bonus program is shareholder-approved and intended to qualify under Code Section 162(m) to the extent practicable.
The target levels of operating profits for all performance award opportunities for fiscal 2008 and fiscal 2009 were derived from the Company’s internal operating plans, which are not disclosed publicly for competitive reasons. These target percentages constitute confidential commercial and strategic financial information, and the Company believes that disclosure of these targets would result in competitive harm to the Company. The Committee believes that the targeted levels of performance are challenging and reflect desired above-market performance, and thus typically would not be achieved all of the time. The Committee also believes, at the time the performance goals were set, that performance at a level above the target level would be difficult, but not impossible, to achieve. The Committee recognizes that the likelihood of achievement in any given year may be different, and believes that the payout should be appropriate for the performance, regardless of how often it may happen.
Retention and Incentive Equity Awards
We believe that substantial equity ownership encourages management to take actions favorable to the medium- and long-term interests of the Company and its shareholders. Accordingly, equity-based compensation constitutes a significant portion of the overall compensation of the Named Executive Officers. We typically grant both unvested equity-based non-qualified stock options and restricted stock awards annually in connection with the Company’s annual meeting of shareholders. The non-qualified stock options are granted with an option price equal to fair market value, which in accordance with our 2003 Stock Incentive Plan (the “2003 Plan”) is the closing price of our common stock on the date immediately preceding the grant date of the option. We believe that equity awards provide important medium-term and long-term incentives for the Named Executive Officers and align their interests with the interests of the Company and its shareholders.
For fiscal 2008, we used a combination of time-based restricted stock awards, which vest over five years, non-qualified stock option awards, which vest over four years, and performance-based restricted awards, which vest over three years if earned. The time-based restricted share awards are intended to provide economic retention incentives and the option and performance-based restricted share awards are intended to provide long-term incentives for creation of shareholder value. Although SFAS 123(R) requires a calculation of a theoretical accounting value for options awarded to be reported for financial accounting purposes and disclosed in the accompanying tables, there is no economic value to the employee recipient in the longer term after the options vest, unless the price of the Company’s common stock increases. In fiscal 2009, we currently intend to use only time-based and performance-based restricted stock awards as we feel they offer more retention incentives. Because most of our peer group companies use four-year vesting with respect to their restricted stock awards, we decided to change our vesting policy from five-year vesting to four-year vesting with respect to time-based restricted stock awards for fiscal year 2009. Given the announced strategic actions we are taking in fiscal 2009, we feel this policy change is appropriate, although we reserve the right to modify our equity grant program if circumstances warrant doing so.
For fiscal 2008, we awarded performance-based restricted shares to certain members of the executive management team, including the Named Executive Officers. A significant portion of the value of each Named Executive Officer’s equity award was linked to milestones on projects or key initiatives that we felt had a strong potential to impact longer-term shareholder value creation. The milestones were objectives that had to be met during fiscal 2008, based on multi-year, longer-term goals, to help ensure the Company’s continued performance as an industry leader. The achievement of these goals, as determined by the Committee, was team-based and applied to the executive management team as a group. There were no individually-based goals.
The fiscal 2008 milestones consisted of six objectives involving development of specified new technologies, achievement of quality metrics, development of specified new manufacturing processes, and timely completion of specified new, next generation products. The targeted amount of restricted shares that could be earned by each Named Executive Officer was established by the Committee in May 2007 for each Named Executive Officer. No performance-based restricted stock awards could be earned unless at least two of the objectives were attained. If only two of the objectives were attained, then only 50% of the targeted amount of restricted shares could be earned. If three or four objectives were achieved, then 75% and 100%, respectively, of the targeted amount of restricted shares could be earned. The 100% value of this targeted number of shares represented approximately 37.5% of the value of the Named Executive Officer’s anticipated fiscal year 2008 total equity awards. If five or six objectives were achieved, then each Named Executive Officer could earn 125% or 150%, respectively, of the targeted number of restricted shares. Upon completion of fiscal year 2008, the Committee determined that five of the six objectives had been achieved. Accordingly, each member of the executive management team was awarded 125% of his or her targeted number of performance-based restricted shares. These shares of restricted stock earned by each Named Executive Officer will vest over a three-year period, with 50% vesting on March 30, 2008, the actual award date, and the remaining 50% vesting in equal installments on each of the next two anniversary dates, as long as the Named Executive Officer is still employed by or providing services to us on each such anniversary date. For fiscal 2008, the number of performance-based restricted shares earned by each Named Executive Officer is shown in the “Grants of Plan-Based Awards” table, below.
In fiscal 2009, we established a similar program with six objectives for achievement during the year relating to the successful and timely completion of specified integration tasks for companies recently acquired by us, implementation of specified new manufacturing processes, specific product development and specific platform technology development. These shares of restricted stock earned by each Named Executive Officer, if any, will vest over a three-year period, with 50% vesting on or around May 1, 2009, the actual award date, and the remaining 50% vesting in equal installments on each of the next two anniversary dates, so long as the Named Executive Officer is still employed by or providing services to us on each such anniversary date. For fiscal 2009, the maximum number of performance-based restricted shares that may be earned – 150% of the targeted number – by each Named Executive Officer is as follows: Mr. Bruggeworth, 571,500; Mr. Creviston, 297,750; Mr. Priddy, 214,350; and Mr. Neal, 190,500.
We believe that more specific disclosure of the aforementioned objectives on which the awards of performance-based restricted stock are based would result in competitive harm to the Company, because they contain commercial and strategic financial information. We believe that the level of performance required to satisfy any of the objectives in any given year should not be easily achievable, and typically would not be achieved all of the time. As for obtaining any awards greater than the target level of 100%, which would require satisfaction of five or six of the objectives, we believe that these payouts would be very difficult, but not impossible, to achieve. We recognize, however, that the likelihood of achievement of any level of award in any given year may be different, and believe that the amount of the award should be appropriate for the performance, regardless of how often it may happen.
Employee Benefits
The Named Executive Officers receive the same employee benefits generally available to all of our employees, including health insurance, group life and disability insurance and participation in the 401(k) and employee stock purchase plans.
Perquisites
The Named Executive Officers do not receive any perquisites or personal benefits, as it has never been part of our culture to provide them. We believe that they are viewed by some of the shareholders and employees as being discriminatory in nature and, as such, we have historically taken the position that these highly visible (and sometimes controversial) compensation components are not necessary to implement the Company’s current compensation philosophy and structure.
Employment Agreements
We have not entered into an employment agreement with any of the Named Executive Officers. We believe that employment agreements historically have not been necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we vie for talent, this practice is regularly reviewed by the Committee to help ensure that we remain competitive in our industry and the Committee may determine that such arrangements may be in the Company’s best interest in the future.

Post-Termination Compensation
We have entered into change in control agreements with each of the Named Executive Officers and certain other members of the executive management team, which are described in more detail below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” We have entered into these agreements in order to acknowledge the respective employee’s importance to the Company and its shareholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes.
Conclusion
We believe our compensation program provides a balanced and stable foundation for achieving the Company’s intended objectives. During fiscal 2008, we successfully achieved through strategic acquisitions several of our longer-term product diversification and capacity expansion objectives for which we had been striving for some time. Beginning in the third fiscal quarter of fiscal 2008, softness in sales to two of our larger, key customers reduced our revenues and operating profit, thus rendering our cash bonus determinants unattainable. Unfortunately, poor operating performance masked the acquisition successes, but management appropriately earned no cash bonuses. The objectives achieved under the performance-based restricted share program give us valuable new longer-term platforms for achieving strong future performance. Management was rewarded for these significant accomplishments. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions. The strategic decisions made just after fiscal 2008 are a manifestation of this philosophy. As mentioned previously, we have adjusted the long-term equity compensation element of our program for fiscal 2009 to reflect the challenges we face, but want to overcome successfully during the next year. We have also adjusted our performance-based cash bonus program to instill focus on a simple but critical financial metric – operating profit. We believe that these adjustments will provide additional incentives for achievement of our long-term goals and will better align the interests of the executive management team, including the Named Executive Officers, with those of the Company and its shareholders.
Of the total compensation received by the Named Executive Officers as a group during fiscal 2008, 76% of the total value was attributable to equity awards, of which 60% was performance-based. We believe that this reflects the Company policy of having a significant portion of total compensation tied to performance and equity and aligned with the long-term interests of the Company and its shareholders.
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that accompanies this report with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended March 29, 2008 by incorporation by reference to this proxy statement.
Except for the Annual Report on Form 10-K described above, this Compensation Committee report is not incorporated by reference into any of the Company’s previous or future filings with the SEC, unless any such filing explicitly incorporates the report.
The Compensation Committee
Walter H. Wilkinson, Jr. (Chairman)
Daniel A. Dileo
John R. Harding
Dr. Albert E. Paladino

Summary Compensation Table
The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended March 29, 2008. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executive officers, as determined by their total compensation in the table below.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation	Total
		Salary	(1)	(2)	(3)	(4)	Compensation
Name & Principal Position	Year	($)	($)	($)	($)	($)	($)

Robert A. Bruggeworth,	2008	586,731	1,197,875	885,698	0	6,906	2,677,210
President and Chief Executive	2007	562,696	745,609	1,531,407	1,024,107	6,885	3,870,704
Officer

William A. Priddy, Jr.,	2008	311,539	597,408	419,354	0	6,833	1,335,134
Chief Financial Officer,	2007	298,501	414,308	682,924	408,947	5,840	1,810,520
Corporate Vice President of Administration and Secretary

Steven E. Creviston,	2008	328,951	679,466	409,882	0	6,338	1,424,637
Corporate Vice President of	2007	288,273	429,585	665,233	394,934	5,860	1,783,885
Cellular Products Group

Jerry D. Neal,	2008	324,022	507,854	419,354	0	0	1,251,230
Executive Vice President of	2007	310,617	323,127	682,924	425,545	0	1,742,213
Marketing and Strategic Development

William J. Pratt,	2008	329,511	507,854	419,354	0	20,973	1,277,692
Chief Technical Officer and	2007	315,840	313,296	682,924	432,700	0	1,744,760
Corporate Vice President (5)

(1)	Represents the compensation cost of restricted stock awards for financial reporting purposes for the year under SFAS 123(R), rather than an amount paid to or realized by the Named Executive Officer. See “Share-Based Compensation” in Note 2 to the Company’s consolidated financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended March 29, 2008 (the “10-K”) for the assumptions made in determining SFAS 123(R) values, as well as a description of any forfeitures. The time-based restricted stock awards granted to the Named Executive Officers generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule as if the officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise). For such restricted stock awards granted prior to the adoption of SFAS 123(R), the Company will continue to recognize the expense related to these awards over the vesting period of the restricted stock award. For restricted stock awards granted or modified after the adoption of SFAS 123(R), the Company will recognize the expense for these awards upon grant. There can be no assurance that the SFAS 123(R) amounts will ever be realized.

(2)	Represents the compensation cost of stock options for financial reporting purposes for the year under SFAS 123(R), rather than an amount paid to or realized by the Named Executive Officer. See “Share-Based Compensation” in Note 2 to the Company’s consolidated financial statements set forth in the Company’s 10-K for the assumptions made in determining SFAS 123(R) values, as well as a description of any forfeitures. The stock options granted to the Named Executive Officers generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule as if the officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise). For such stock options granted prior to the adoption of SFAS 123(R), the Company will continue to recognize the expense related to these options over the vesting period of the option. For stock options granted or modified after the adoption of SFAS 123(R), the Company will recognize the expense for these awards upon grant. There can be no assurance that the SFAS 123(R) amounts will ever be realized.

(3)	Amounts paid under the Company’s Cash Bonus Plan are reported in this column as “Non-Equity Incentive Plan Compensation.”

(4)	Except in the case of Mr. Pratt, reflects amounts contributed by the Company during fiscal year 2008 to the accounts of the Named Executive Officers under the Company’s 401(k) plan.

(5)	At the beginning of fiscal year 2009, Mr. Pratt retired from the Company pursuant to the terms of a Retirement and Transition Agreement (the “Agreement”). Under this Agreement, Mr. Pratt (i) received a lump sum payment of $577,500; (ii) agreed to provide consulting services to the Company for two years, for which he will receive an annual sum of $150,000 in equal monthly installments; (iii) will be allowed, at his option, to obtain COBRA benefits for himself and his family for up to 18 months following his retirement, as well as Medicare supplemental policy for himself and a medical and dental insurance policy for his spouse for a period of two years less the period during which COBRA benefits are provided by the Company, all of which will be paid by the Company; and (iv) will receive an annual special bonus from the Company in order to pay taxes associated with the COBRA benefits and additional insurance benefits. In addition, Mr. Pratt was paid $20,973 for accrued vacation pay, which is included in “All Other Compensation” for fiscal year 2008. Further, pursuant to the Agreement all stock options and service-based restricted stock granted to Mr. Pratt under the 2003 Stock Incentive Plan will continue to vest and, with respect to the stock options, be exercisable following retirement in accordance with the terms of the 2003 Plan and the applicable award agreement. Any other stock options or restricted stock awards granted to Mr. Pratt under the 2003 Plan or any other stock incentive plan maintained by us will continue in accordance with the terms of the applicable plan and award agreement, except that vesting will be accelerated so that any such stock options or restricted stock awards will be vested in full on or before March 31, 2008. In addition, a performance-based restricted stock award authorized under the 2003 Plan was granted on March 30, 2008, and remains subject to the applicable award agreement except that the performance-based award will vest with respect to 100% (rather than 50%) of the shares subject to the award as of the grant date.
Grants of Plan-Based Awards Table

The following table provides information on stock options, restricted stock awards and plan-based cash incentive awards granted in or earned with respect to fiscal year 2008 to each of the Company’s Named Executive Officers. There can be no assurance that the amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column will ever be realized. The amount of these awards that were expensed in 2008 in accordance with SFAS 123(R) is shown in the Summary Compensation Table on page 21.

								All
								Other			Grant
								Stock	All Other		Date
								Awards:	Option		Fair
								Number	Awards:	Exercise	Value of
								of	Number	or Base	Stock
								Shares	of	Price of	and
								of	Securities	Option	Option
	Grant	Estimated Possible Payouts			Estimated Possible Payouts			Stock	Underlying	Awards	Awards
	Date	Under Non-Equity Incentive Plan			Under Equity Incentive Plan			or Units	Options	($/Sh)	($)
Name	(1)	Awards (2)			Awards (3)			(#) (4)	(#) (5)	(6)	(7)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)
Robert A. Bruggeworth	n/a	0	586,731	1,173,462	48,000	96,000	144,000
	8/9/07								222,717	6.31	652,561
	8/9/07							63,391			380,980
William A. Priddy, Jr.	n/a	0	233,654	467,309	23,200	46,400	69,600
	8/9/07								107,647	6.31	315,406
	8/9/07							30,903			185,727
Steven E. Creviston	n/a	0	246,713	493,427	23,200	46,400	69,600
	8/9/07								107,647	6.31	315,406
	8/9/07							40,903			245,827
Jerry D. Neal	n/a	0	243,017	486,033	23,200	46,400	69,600
	8/9/07								107,647	6.31	315,406
	8/9/07							30,903			185,727
William J. Pratt	n/a	0	247,133	494,267	23,200	46,400	69,600
	8/9/07								107,647	6.31	315,406
	8/9/07							30,903			185,727

(1)	All equity awards granted to Named Executive Officers in fiscal year 2008 were made pursuant to the 2003 Stock Incentive Plan.

(2)	Each of the Named Executive Officers participates in our Cash Bonus Plan. The annual cash incentive award earned by each Named Executive Officer in fiscal 2008, which was $0 for all Named Executive Officers, is shown in the Summary

Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” The annual cash incentive opportunities available under the Cash Bonus Plan are described in greater detail under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentive Opportunities.”

(3)	Represents the number of shares of performance-based restricted stock granted in fiscal 2008 under the 2003 Stock Incentive Plan. These awards were awarded on March 30, 2008, after it was determined that five of the six performance objectives had been met. With the exception of the award granted to Mr. Pratt (see footnote 5 to the “Summary Compensation Table,” above), these awards vest in three installments, with 50% vesting on the award date, and the remaining two installments vesting on the next two anniversary dates of the award date, subject to continued employment or service. The awards of performance-based restricted stock were granted as follows: Mr. Bruggeworth, 120,000 shares; Mr. Priddy, 58,000 shares; Mr. Creviston, 58,000 shares; Mr. Neal, 58,000 shares; and Mr. Pratt, 58,000 shares. For a detailed discussion of the performance-based restricted stock, see “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Retention and Incentive Equity Awards,” above.

(4)	These restricted stock awards vest and are payable as shares of RFMD common stock after they are earned (in whole or in part) and no longer subject to forfeiture. The restricted stock awards vest over a period of five years and any unvested portion of such awards is generally forfeited upon termination of employment. However, in the event of termination of employment other than for cause, the restricted stock awards granted in fiscal 2008 to each Named Executive Officer generally will continue to vest over a period of five years as if the Named Executive Officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise).

(5)	Options allow the grantee to purchase a share of our common stock at the closing price of the Company’s common stock on the trading date immediately preceding the grant date. Options generally become exercisable in four equal installments on the first four anniversaries of the date of grant. In the event of termination of employment other than for cause (and unless the administrator of the 2003 Plan determines otherwise), options granted in fiscal 2008 to the Named Executive Officers generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of the Company and, with respect to such options, the vested portions will be exercisable for the full option term (unless the administrator of the 2003 Plan determines otherwise).

(6)	The exercise price is equal to the closing price of the Company’s common stock as reported by The NASDAQ Global Select Market (The NASDAQ) on the trading date immediately preceding the grant date.

(7)	Amounts presented represent the aggregate SFAS 123(R) values of options to purchase our common stock granted during the year. The per-option SFAS 123(R) grant date value was $2.93 each for all such options. The per-award SFAS 123(R) grant date fair value was $6.01 for all restricted stock awards. See “Share-Based Compensation” in Note 2 to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining SFAS 123(R) values, as well as a description of any forfeitures. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the Named Executive Officer) or that the value on exercise will equal the SFAS 123(R) value.
Employee Benefit Plans

The discussion which follows describes the material terms of the Company’s principal equity plans in which the Named Executive Officers participate.
2003 Stock Incentive Plan. The Company’s shareholders approved the 2003 Stock Plan at the 2003 Annual Meeting of Shareholders. At the Company’s 2006 Annual Meeting of Shareholders, shareholders of the Company: (a) amended the 2003 Plan to (1) increase the aggregate number of shares issuable under the 2003 Plan by 15,000,000, (2) increase the maximum number of shares that may be issued pursuant to the exercise of incentive stock options by 15,000,000, and (3) modify the list of performance factors that may apply to performance-based awards granted to “covered employees” (generally the chief executive officer and the three other highest compensated executive officers other than the principal executive officer or the principal financial officer) under Code Section 162(m) and related regulations; and (b) re-approved the 2003 Plan’s eligibility and participant award limitations for Code Section 162(m) purposes.
The maximum number of shares issuable under the 2003 Plan may not exceed the sum of (a) 24,300,000 shares, plus (b) any shares of common stock (i) remaining available for issuance as of the effective date of the 2003 Plan under the Company’s prior plans and (ii) subject to an award granted under a prior plan, which awards are forfeited, canceled, terminated, expire or lapse for any reason. Awards that may be granted under the plan include incentive options and non-qualified options, stock appreciation rights, restricted stock awards and restricted units, and performance awards and performance units. The number of shares reserved for issuance under the plan and the terms of awards may be adjusted upon certain events affecting the Company’s capitalization. No awards may be granted under the plan after July 21, 2013. The plan is administered by the

Compensation Committee upon delegation from the Board. Subject to the terms of the plan, the Compensation Committee has authority to take any action with respect to the plan, including selection of individuals to be granted awards, the types of awards and the number of shares of common stock subject to an award, and determination of the terms, conditions, restrictions and limitations of each award.
1999 Stock Incentive Plan. The 1999 Plan provides for the issuance of a maximum of 16,000,000 shares of common stock (as adjusted to reflect stock splits) pursuant to awards granted under the plan. Awards may include incentive options and non-qualified options, stock appreciation rights, and restricted stock awards and restricted units. The number of shares reserved for issuance under the plan and the terms of awards may be adjusted upon certain events affecting the Company’s capitalization. The 1999 Plan is also administered by the Compensation Committee and was replaced by the 2003 Plan.
1997 Key Employees’ Stock Option Plan. The Company’s 1997 Key Employees’ Stock Option Plan provides for the grant of incentive options and non-qualified options to purchase common stock to key employees and independent contractors in the Company’s service. The aggregate number of shares of common stock that may be issued pursuant to options granted under the plan may not exceed 10,400,000 shares (as adjusted to reflect stock splits), subject to adjustment upon certain events affecting the Company’s capitalization. This plan is also administered by the Compensation Committee. Awards may no longer be granted under the 1997 Plan.
Employee Stock Purchase Plan. The Company’s ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423. The ESPP is intended to encourage stock ownership through means of payroll deductions. All U.S. full-time employees (including the Named Executive Officers) are eligible to participate after being employed for three months. An aggregate of 8,000,000 shares of common stock has been reserved for issuance under the ESPP, subject to certain anti-dilution adjustments. The Company makes no cash contributions to the ESPP, but bears the expenses of its administration. The ESPP is administered by the Compensation Committee.
For a discussion of the objective performance goals and related considerations with respect to the March 2008 grants of performance-based restricted stock, see “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Retention and Equity Incentive Awards.” For a discussion of our Named Executive Officers’ base salaries and bonuses in proportion to their total compensation, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Decision-Making Processes — Other Compensation Policies” and “Executive Compensation — Compensation Discussion and Analysis — Conclusion.”

Outstanding Equity Awards at Fiscal Year-End Table
The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards held by the Company’s Named Executive Officers on March 29, 2008. This table does not include the grants of performance-based restricted stock made to each Named Executive Officer on March 30, 2008, which were made one day after our 2008 fiscal year end but were earned with respect to performance in fiscal 2008. The actual number of shares of performance-based restricted stock earned by each Named Executive Officer with respect to our fiscal 2008 performance is disclosed in footnote 3 to the “Grants of Plan-Based Awards” table, above.

Option Awards							Stock Awards
								Market
							Number	Value of
			Number of	Number of			of Shares	Shares
			Securities	Securities			or Units	or Units
			Underlying	Underlying			of Stock	of Stock
			Unexercised	Unexercised	Option		That Have	That
			Options	Options	Exercise		Not	Have Not
			(#)	(#)	Price	Option	Vested	Vested
			Exercisable	Unexercisable	($)	Expiration	(#)	($)
Name	Grant Date		(1)	(2)	(3)	Date (4)	(5)	(6)

Robert A. Bruggeworth
	8/9/2007		0	222,717	$6.31	8/9/2017	63,391	173,057
	8/1/2006		92,500	277,500	$6.15	8/1/2016	35,000	95,550
	3/20/2006	(7)					100,000	273,000
	8/9/2005		185,000	185,000	$5.97	8/9/2015	30,000	81,900
	7/27/2004		150,000	0	$5.80	7/27/2014	20,000	54,600
	8/19/2003		150,000	0	$8.48	8/19/2013	10,000	27,300
	1/27/2003		100,000	0	$6.08	1/27/2013	0	0
	10/10/2002		108,000	0	$5.60	10/10/2012	0	0
	9/13/2002		100,000	0	$6.95	9/13/2012	0	0
	5/13/2002		64,000	0	$16.05	5/13/2012
	1/29/2002		100,000	0	$19.01	1/29/2012	0	0
	9/28/2001		100,000	0	$15.73	9/28/2011	0	0
	4/2/2001		11,000	0	$11.69	4/2/2011
	10/19/2000		40,000	0	$14.25	10/19/2010
	5/3/2000		23,260	0	$49.75	5/3/2010
	10/27/1999		40,000	0	$21.94	10/27/2009
	9/20/1999		64,000	0	$25.88	9/20/2009

William A. Priddy, Jr.
	8/9/2007		0	107,647	$6.31	8/9/2017	30,903	84,365
	8/1/2006		41,250	123,750	$6.15	8/1/2016	23,625	64,496
	3/20/2006	(7)					40,000	109,200
	8/9/2005		82,500	82,500	$5.97	8/9/2015	20,250	55,283
	7/27/2004		100,000	0	$5.80	7/27/2014	13,500	36,855
	8/19/2003		100,000	0	$8.48	8/19/2013	6,750	18,428
	10/10/2002		90,000	0	$5.60	10/10/2012	0	0
	5/13/2002		45,000	0	$16.05	5/13/2012
	9/28/2001		80,000	0	$15.73	9/28/2011	0	0
	4/2/2001		11,000	0	$11.69	4/2/2011
	5/3/2000		55,824	0	$49.75	5/3/2010
	3/29/1999		60,000	0	$10.47	3/29/2009
	10/27/1998		18,221	0	$2.61	10/27/2008

Option Awards							Stock Awards
								Market
							Number	Value of
			Number of	Number of			of Shares	Shares
			Securities	Securities			or Units	or Units
			Underlying	Underlying			of Stock	of Stock
			Unexercised	Unexercised	Option		That Have	That
			Options	Options	Exercise		Not	Have Not
			(#)	(#)	Price	Option	Vested	Vested
			Exercisable	Unexercisable	($)	Expiration	(#)	($)
Name	Grant Date		(1)	(2)	(3)	Date (4)	(5)	(6)

Steven E. Creviston
	8/9/2007		0	107,647	$6.31	8/9/2017	40,903	111,665
	8/1/2006		41,250	123,750	$6.15	8/1/2016	23,625	64,496
	3/20/2006	(7)					53,334	145,602
	8/9/2005		75,000	75,000	$5.97	8/9/2015	20,250	55,283
	7/27/2004		95,000	0	$5.80	7/27/2014	13,500	36,855
	8/19/2003		95,000	0	$8.48	8/19/2013	6,500	17,745
	10/10/2002		57,000	0	$5.60	10/10/2012	0	0
	9/28/2001		65,000	0	$15.73	9/28/2011	0	0
	10/19/2000		42,000	0	$14.25	10/19/2010
	10/27/1999		30,000	0	$21.94	10/27/2009
	10/27/1998		15,680	0	$2.61	10/27/2008

Jerry D. Neal
	8/9/2007		0	107,647	$6.31	8/9/2017	30,903	84,365
	8/1/2006		41,250	123,750	$6.15	8/1/2016	23,625	64,496
	8/9/2005		82,500	82,500	$5.97	8/9/2015	20,250	55,283
	7/27/2004		105,000	0	$5.80	7/27/2014	13,500	36,855
	8/19/2003		95,000	0	$8.48	8/19/2013	6,500	17,745
	10/10/2002		76,000	0	$5.60	10/10/2012	0	0
	5/13/2002		51,000	0	$16.05	5/13/2012
	9/28/2001		80,000	0	$15.73	9/28/2011	0	0
	4/2/2001		11,000	0	$11.69	4/2/2011
	5/3/2000		74,432	0	$49.75	5/3/2010
	3/29/1999		80,000	0	$10.47	3/29/2009
	10/27/1998		240,000	0	$2.61	10/27/2008
	5/14/1998		12,000	0	$1.70	5/14/2008

William J. Pratt
	8/9/2007		0	107,647	$6.31	8/9/2017	30,903	84,365
	8/1/2006		41,250	123,750	$6.15	8/1/2016	23,625	64,496
	8/9/2005		82,500	82,500	$5.97	8/9/2015	20,250	55,283
	7/27/2004		95,000	0	$5.80	7/27/2014	13,500	36,855
	8/19/2003		95,000	0	$8.48	8/19/2013	6,500	17,745
	10/10/2002		76,000	0	$5.60	10/10/2012	0	0
	5/13/2002		51,000	0	$16.05	5/13/2012
	9/28/2001		60,000	0	$15.73	9/28/2011	0	0
	4/2/2001		11,000	0	$11.69	4/2/2011
	5/3/2000		83,736	0	$49.75	5/3/2010
	3/29/1999		72,000	0	$10.47	3/29/2009
	10/27/1998		54,000	0	$2.61	10/27/2008
	5/14/1998		27,000	0	$1.70	5/14/2008

(1)	Options granted on or after March 27, 2001 generally vest and become exercisable in four equal installments on the first four anniversaries of the date of grant, subject to continued employment. Options granted prior to March 27, 2001 generally vest and become exercisable in five equal installments on the first five anniversaries of the date of grant, subject to continued employment. However, on March 24, 2005, the Board of Directors approved the accelerated vesting of certain unvested and “out-of-the-money” stock options held by current employees, executive officers and non-employee directors with exercise prices greater than $5.31 per share, which was the closing sales price of the Company’s common stock on The NASDAQ on March 24, 2005. In the event of termination of employment other than for cause (and unless the administrator of the 2003 Plan determines otherwise), options granted after July 2003 to the Named Executive Officers generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of the Company and, with respect to such options, the vested portions will be exercisable for the full option term.

(2)	These options have an exercise price equal to the fair market value of the common stock at the time of grant and generally vest and become exercisable in four equal installments on the first four anniversaries of the date of grant. However, in the event of termination of employment other than for cause (and unless the administrator of the 2003 Plan determines otherwise), options and restricted stock awards granted after July 2003 to the Named Executive Officers generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of the Company and, with respect to such options, the vested portions will be exercisable for the full option term.

(3)	The option price is equal to the closing price of the Company’s common stock as reported by The NASDAQ on the trading date immediately preceding the grant date.

(4)	Options expire 10 years after grant.

(5)	Restricted stock awards generally vest over a period of five years and any unvested portion of such awards is generally forfeited upon termination of employment. However, in the event of termination of employment other than for cause, the restricted stock awards granted after July 2003 to each Named Executive Officer generally will continue to vest over a period of five years as if the Named Executive Officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise).

(6)	Based upon $2.73, which was the closing price of the Company’s common stock as reported by The NASDAQ on March 28, 2008, the last trading day of the Company’s fiscal year, multiplied by the number of shares subject to restricted stock awards that had not yet vested.

(7)	On March 20, 2006, the Compensation Committee granted restricted stock awards to three of the Named Executive Officers to reward them for past performance and as a retention device for future service. These restricted stock awards vest in three equal installments on the second, third and fourth anniversaries of the date of grant and any unvested portion of such awards is generally forfeited upon termination of employment. However, in the event of termination of employment other than for cause, these restricted stock awards generally will continue to vest as if the Named Executive Officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise).
Option Exercises and Stock Vested Table
The table below shows the number of shares of our common stock acquired during fiscal year 2008 by the Named Executive Officers upon the exercise of stock options and vesting of restricted stock awards.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
	(#)	($)	(#)	($)
Name	(1)	(2)	(3)	(4)

Robert A. Bruggeworth	—	—	92,000	399,545
William A. Priddy, Jr.	30,000	95,119	46,250	226,746
Steven E. Creviston	—	—	51,416	234,148
Jerry D. Neal	80,000	379,455	24,500	161,451
William J. Pratt	—	—	24,500	161,451

(1)	Share amounts represent the total number of stock options exercised and have not been adjusted to reflect shares sold to cover the exercise price of the aggregate stock options exercised or the payment of applicable taxes.

(2)	Values represent the difference between the stock option exercise price and the market value of our common stock on the date of exercise, rounded to the nearest dollar, multiplied by the number of shares acquired upon exercise.

(3)	Share amounts are represented on a pre-tax basis. Our stock plans permit withholding a number of shares upon vesting to satisfy the applicable withholding taxes. However, participants are currently required to pay taxes due upon vesting in cash.

(4)	Values represent the market value of our common stock on the vesting date, rounded to the nearest dollar, multiplied by the number of shares vested.

Potential Payments Upon Termination or Change-In-Control
As described above in the “Executive Compensation — Compensation Discussion and Analysis” section, the Named Executive Officers currently do not have employment agreements with the Company. The change in control agreements between Named Executive Officers and the Company are discussed below under the heading “Individual Agreements.”
The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the Named Executive Officers’ employment had terminated on March 28, 2008 and the price per share of our common stock on the date of termination was $2.73, which was the closing price of our common stock on March 28, 2008 (the last business day of the fiscal year). These benefits are in addition to benefits available generally to employees, such as distributions under the 401(k) savings plan, disability benefits and accrued vacation pay.
Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.
Equity Awards
Under the Company’s equity incentive plans, the option holder generally has 90 days to exercise vested options after the date employment ends (other than for death, disability, or termination for cause). The option holder’s estate may exercise the option upon the holder’s death (excluding amounts that had not vested) for a period of 365 days. Similarly, the option holder may exercise the option upon termination due to disability (excluding unvested amounts) for a period of 365 days. If the option holder is terminated for cause, all options are cancelled immediately. However, options granted to the Named Executive Officers after July 2003 generally will continue to vest pursuant to the same vesting schedule, in the event of termination of employment other than for cause, as if such individual had remained an employee of the Company and, with respect to such options, the vested portions will be exercisable for the full option term (unless the administrator of the 2003 Plan determines otherwise).
401(k) Savings Plan
The Company’s qualified defined contribution 401(k) plan is the only retirement plan available to U.S. employees, which includes each of our Named Executive Officers. The Company matches up to 3% of each employee’s eligible earnings contributed to the plan. Employees vest in the Company contributions over a five-year period.
Employee Stock Purchase Plan
Upon termination of employment, all amounts in the participant’s account are paid to the participant.
Medical Benefits
All insurance benefits terminate effective midnight of the last day of employment. Health care continuation coverage rules, commonly referred to as COBRA, require us to provide employees enrolled in our health, dental and vision plans with an opportunity to purchase continued health care coverage at their own expense upon the occurrence of a qualifying event, such as termination of employment for reasons other than gross misconduct, reduction in hours worked, divorce, death, or loss of dependency status.
Individual Agreements
The Company has entered into change in control agreements with each of the Named Executive Officers. The terms and conditions of the change in control agreements are substantially the same, except for certain differences in Mr. Bruggeworth’s and Mr. Priddy’s agreements that are described below. Each change in control agreement will continue in effect until the earliest of: (a) the end of three years after the effective date of the agreement if no change in control has occurred, subject to automatic renewal for additional one-year periods unless the Company gives notice to the individual that it does not wish to extend the agreement; (b) the termination of the individual’s employment with the Company for any reason prior to the change in control; or (c) the end of a two-year period following a change in control and the fulfillment by the Company and the individual of all obligations under the change in control agreement.
Under the terms of each change in control agreement, if a change in control of the Company occurs while the executive or other officer is an employee of the Company, and a qualifying termination of his or her employment with the Company occurs within the two-year period following the change in control, then the individual is entitled to certain compensation payments and benefits. A “qualifying termination” means the Company’s termination of the individual’s employment for a reason other than death, disability, retirement or cause, or the individual’s termination of his or her employment for “good reason” (which includes a material reduction in duties and responsibilities or salary, the failure of the Company to continue certain benefits and certain relocations).

Effective June 9, 2005, each change in control agreement was amended to make certain technical changes to the definition of “change in control.” As amended, a “change in control” is deemed to have taken place upon the occurrence of certain events, including the acquisition by a person or entity of 40% or more of the outstanding common stock of the Company, the merger or consolidation of the Company with or into another corporation in which the holders of common stock immediately prior to the merger or consolidation have voting control over less than 60% of the surviving corporation outstanding immediately after such merger or consolidation, the sale of all or substantially all of the assets of the Company or a change in the composition of a majority of the Board of the Company within a 12-month period unless the nomination for election by the Company’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.
The change in control agreements for Mr. Bruggeworth and Mr. Priddy provide that, upon a qualifying termination after a change in control, the Company will pay a severance benefit in periodic installments over the two years following the termination equal to the sum of (a) two times the highest annual rate of base salary during the 12-month period before termination plus (b) two times the average annual incentive bonus earned under any incentive bonus plan of the Company during the last three fiscal years before termination. The change in control agreements for the remaining executive and other officers provide that, upon a qualifying termination after a change in control, the Company will pay a severance benefit in periodic installments over the one-year period following the termination equal to the sum of (a) one times the highest annual rate of base salary during the 12-month period before termination plus (b) one times the average annual incentive bonus earned under any incentive bonus plan of the Company during the last three fiscal years before termination. All of the change in control agreements also provide that, in the event of a qualifying termination after a change in control, the individual will receive a lump-sum cash amount equal to accrued salary and bonus payments, a pro rata portion of the annual bonus for the year of termination and any accrued vacation pay.
In addition, the agreements provide that upon a qualifying termination after a change in control, all Company stock options, stock appreciation rights or similar stock-based awards held by the executive or other officer will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by the Company will be removed and such awards will be fully vested. These individuals also would be entitled to “gross-up payments” equal to the amount of excise taxes, income taxes, interest and penalties if payments owed under a change in control agreement are deemed excess parachute payments for federal income tax purposes. The change in control agreements also provide that the Company will continue to provide for one year (or two years for Mr. Bruggeworth and Mr. Priddy) the same level of medical, dental, vision, accident, disability and life insurance benefits upon substantially the same terms and conditions as existed prior to termination and will provide such individual with one additional year (or two additional years for Mr. Bruggeworth and Mr. Priddy) of service credit under all non-qualified retirement plans and excess benefits plans in which the individual participated at termination.
The change in control agreements also provide that the executive and other officers are subject to certain confidentiality, non-solicitation and non-competition provisions. In the event the individual fails to comply with any of these provisions, he or she will not be entitled to receive any payment or benefits under the agreement.
The following table sets forth information about potential payments to the Named Executive Officers, assuming that their employment was terminated following a change in control of the Company as of March 28, 2008 and that the price per share of our common stock on that date was $2.73.
Potential Payments Upon a Qualifying Termination after a Change in Control

		Robert A.	William A.	Steven E.
Name		Bruggeworth	Priddy, Jr.	Creviston	Jerry D. Neal	William J. Pratt

Base Salary	(1)	$1,175,202	624,001	340,013	324,503	330,001
Average Bonus	(2)	834,421	341,469	169,958	177,381	180,195
Option Awards	(3)	0	0	0	0	0
Stock Awards	(4)	705,407	368,627	431,646	258,744	258,744
Benefits Continuation	(5)	25,860	17,935	12,517	8,992	8,929
Accrued Vacation	(6)	56,500	74,267	57,139	8,804	20,970
Total		$2,797,390	$1,426,298	$1,011,272	$778,424	$798,840

(1)	For Messrs. Bruggeworth and Priddy, the amount represents two times the highest annual rate of base salary during the 12-month period before termination. For the other Named Executive Officers, the amount represents one times the highest annual rate of base salary during the 12-month period before termination.

(2)	For Messrs. Bruggeworth and Priddy, the amount represents two times the average annual incentive bonus earned under any incentive bonus plan of the Company during the last three fiscal years before termination. For the other Named Executive Officers, the amount represents one times the average annual incentive bonus earned under any incentive bonus plan of the Company during the last three fiscal years before termination.

(3)	Represents the intrinsic value of unvested options as of March 28, 2008.

(4)	Represents the intrinsic value of unvested restricted stock awards as of March 28, 2008.

(5)	Represents the value of continuing health, welfare and other benefits, based on the monthly premiums paid by the Company at March 28, 2008.

(6)	Represents accrued vacation earned but not utilized.
Other Potential Payments upon Resignation, Severance for Cause, Severance without Cause, Retirement, or Constructive Termination
The Named Executive Officers are not entitled to any payments from the Company in the event of resignation, severance with or without cause, retirement, or constructive termination except with respect to the following unvested option awards and restricted stock awards that may continue to vest unless the Compensation Committee decides otherwise.

		Robert A.	William A.	Steven E.
Name		Bruggeworth	Priddy, Jr.	Creviston	Jerry D. Neal	William J. Pratt

Option Awards	(1)	0	0	0	0	0
Stock Awards	(2)	$705,407	$368,627	$431,646	$258,744	$258,744

Total		$705,407	$368,627	$431,646	$258,744	$258,744

(1)	Represents the intrinsic value of unvested options as of March 28, 2008. Although unvested option awards could continue to vest, at March 28, 2008 the fair market value of the unvested option awards for each Named Executive Officer was $2.73 per share, which is lower than the exercise price of all such unvested option awards held by the Named Executive Officers. As such, the intrinsic value of the unvested option awards was $0.00 at March 28, 2008.

(2)	Represents the intrinsic value of unvested restricted stock awards as of March 28, 2008.
Director Compensation
As described more fully below, this chart summarizes the annual compensation for the Company’s non-employee directors for the year ended March 29, 2008.
Director Compensation for Fiscal Year-End March 29, 2008

		Option Awards
	Fees Earned or Paidin Cash	(1)(2)(3)	Total
Name	($)	($)	($)

Dr. Albert E. Paladino	101,000	91,962	192,962
Daniel A. Dileo	56,000	77,301	133,301
Jeffery R. Gardner	55,000	77,301	132,301
John R. Harding	56,000	108,074	164,074
David A. Norbury	55,000	77,301	132,301
John L. Ocampo (4)	17,250	57,493	74,743
Casimir S. Skrzypczak (5)	17,250	57,493	74,743
Erik H. van der Kaay	65,000	77,301	142,301
Walter H. Wilkinson, Jr.	65,167	77,301	142,468

(1)	Represents the compensation cost of stock options for financial reporting purposes for the year under SFAS 123(R), rather than an amount paid to or realized by the director. See “Share-Based Compensation” in Note 2 to the Company’s consolidated financial statements set forth in the Company’s 10-K for the assumptions made in determining SFAS 123(R) values, as well as a description of any forfeitures. There can be no assurance that the SFAS 123(R) amounts will ever be realized.

(2)	At March 29, 2008, the aggregate number of shares subject to outstanding and unexercised options was: Dr. Paladino – 221,669 shares; Mr. DiLeo – 130,000 shares; Mr. Gardner – 90,000 shares; Mr. Harding – 68,750 shares; Mr. Norbury – 130,000 shares; Mr. Ocampo – 50,000 shares; Mr. Skrzypczak – 50,000 shares; Mr. van der Kaay – 260,000 shares; and Mr. Wilkinson – 260,000 shares.

(3)	The per-share SFAS 123(R) grant date value was $2.93 for options granted to Dr. Paladino and Messrs. DiLeo, Gardner, Harding, Norbury, van der Kaay and Wilkinson upon their re-election to the Board in August 2007. The per-share SFAS 123(R) grant date value was $2.60 for options granted to Mr. Ocampo and Mr. Skrzypczak upon their appointment to the Board in November 2007.

(4)	On November 16, 2007, the Board of Directors appointed Mr. Ocampo to serve as a director of the Company pursuant to the Sirenza Merger Agreement. On May 19, 2008, Mr. Ocampo tendered his resignation from the Company’s Board of Directors, effective immediately, in order to pursue other business interests.

(5)	On November 16, 2007, the Board of Directors appointed Mr. Skrzypczak to serve as a director of the Company pursuant to the Sirenza Merger Agreement.
Directors who are not Company employees are compensated for their service as a director as shown in the chart below:
Schedule of Director Fees for Fiscal Year-End March 29, 2008

	Compensation Item	Amount

Annual Retainers
	Board Members	$30,000
	Chairman of the Board	$85,000
	Audit Committee Chairman (Additional Fee)	$10,000
	Compensation Committee Chairman (Additional Fee) (1)	$10,000
	Governance and Nominating Committee Chairman (Additional Fee) (2)	$ 0

Per Meeting Fees (Board and Committee)
	Board Meetings (3)	$2,500
	Compensation Committee Meetings (4) (5)	$1,500
	Audit Committee Meetings (5)	$1,500
	Governance and Nominating Committee Meetings (5)	$1,000

(1)	Effective August 10, 2007. Previously $7,500.

(2)	The Chairman of the Board also serves as the Chairman of the Governance and Nominating Committee and receives no additional compensation for serving in that capacity.

(3)	Fees paid for each regularly scheduled Board meeting attended. No meeting fees are paid for telephonic Board meetings that are not regularly scheduled.

(4)	Effective August 10, 2007. Previously $1,000.

(5)	For all non-employee members of the Board, excluding the Chairman of the Board.

Cash Compensation
Beginning in fiscal year 2009, the method of cash compensation for non-employee members of the Board of Directors was changed by eliminating meeting fees and paying a single annual retainer. In setting this retainer amount, the fiscal 2008 Board meeting fees ($15,000) and the fiscal 2008 Board annual retainer ($30,000) were combined and increased by $5,000 to a new annual retainer of $50,000. Similarly, in lieu of meeting fees, a single annual retainer will be paid to each member of the Audit Committee ($7,500), Compensation Committee ($7,500), and Governance and Nominating Committee ($5,000). Beginning in fiscal 2009, the outside Chairman of the Board of Directors, who previously received an annual retainer for his services ($85,000) and Board meeting fees ($15,000), but no other meeting fees, will receive a single annual retainer of $105,000, which also reflects a $5,000 annual increase. The Chairmen of the Audit and Compensation Committees will each continue to receive an additional annual fee of $10,000.
The changes in the form of non-employee director compensation and the increases in the annual retainers were implemented as a result of a competitive pay analysis performed by DC&P, the independent compensation consultant retained by the Compensation Committee, and are designed to maintain the compensation for the Company’s non-employee directors at or near the median levels paid by other companies in the Company’s peer group. See “Executive Compensation – Compensation Discussion and Analysis – Role of the Compensation Consultant,” above. These changes were approved by the Board, upon recommendation of the Compensation Committee, following review and consideration of DC&P’s analysis. With the implementation of the aforementioned increase, the cash compensation for non-employee members of the Board is at or near the median of that of other directors in our peer group.
Equity Compensation
In fiscal year 2006, the Board of Directors and the shareholders approved a new non-employee directors’ stock option plan, the Directors Plan. Under the terms of the Directors Plan, each non-employee director who is first elected or appointed to the Board is eligible to receive a non-qualified option to purchase 50,000 shares of the Company’s common stock at the closing sales price of the common stock on the date immediately preceding the date of grant, which grant is made on the fifth business day after the date of election or appointment to the Board (the “Initial Option”). Initial Options vest in three equal installments on the date of grant and on each of the first and second anniversaries of the date of grant. Initial Options granted under the Directors Plan have a term of 10 years and vested options may be exercised at any time during that period. However, an Initial Option terminates if a participant’s service as a director is terminated for cause.
Each participating non-employee director who is re-elected also receives an annual non-qualified option grant for 25,000 shares of common stock, except for the non-employee Chairman of the Board, who receives an Annual Option for 30,000 shares of common stock, at the closing sales price of the common stock on the date immediately preceding the date of grant, which grant is made on the fifth business day after the date of re-election to the Board (the “Annual Option”). Annual Options vest and become exercisable immediately on the date of grant. With respect to a new director who is first appointed or elected at an annual meeting of the shareholders, no Annual Option will be granted until the next annual meeting (assuming such director is re-elected at such annual meeting). With respect to a new director who is appointed or elected other than at an annual meeting of shareholders, the number of shares covered by the first Annual Option otherwise to be granted following the next annual meeting of shareholders (assuming the director is re-elected at such annual meeting) would be reduced on a pro rata basis for each calendar quarter (or portion thereof) since the preceding annual shareholders meeting in which such a director was not in office. Like the Initial Option, an Annual Option granted under the Directors’ Plan has a term of 10 years and may be exercised at any time during that period, although the option terminates if a participant’s service as a director is terminated for cause.
Non-employee directors are also eligible to receive discretionary stock-based awards under the Company’s 2003 Plan. See “Employee Benefit Plans – 2003 Stock Incentive Plan,” above. No discretionary equity awards were made to non-employee directors in fiscal year 2008. However, DC&P’s recent analysis of the equity compensation for our non-employee directors indicates the equity compensation of our non-employee directors is significantly below that of our peer group (below the 25th percentile). Accordingly, the Compensation Committee is currently evaluating various ways to augment the equity compensation of the non-employee directors. It is possible that additional options or restricted shares will be awarded to our non-employee directors during fiscal 2009 in order to make their equity compensation program more competitive with that of directors of companies in our peer group.
Other Compensation
The Company reimburses all directors for expenses incurred in their capacity as directors.
A director who is a Company employee, such as Mr. Bruggeworth, does not receive any compensation for service as a director.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of March 29, 2008 relating to the Company’s equity compensation plans, under which grants of stock options, restricted stock and other rights to acquire shares of the Company’s common stock may be made from time to time.

	(a)	(b)	(c)
			Number of securities
			remaining available for
			future issuance under
	Number of securities to be issued	Weighted-average exercise	equity compensation plans
	upon exercise of outstanding	price of outstanding options,	(excluding securities
Plan Category	options, warrants and rights	warrants and rights (1)	reflected in column (a)

Equity compensation plans approved by security holders	28,028,405	$6.68	14,833,820 (2)

Equity compensation plans not approved by security holders (3)	1,558,044	$2.28	1,611,210

Total	29,586,449 (4)		16,445,030

(1)	The weighted-average exercise price does not take into account restricted stock awards because such awards do not have an exercise price.

(2)	The total shares available for future grant in column (c) may be the subject of awards other than options, warrants or rights granted under the Company’s 2003 Stock Incentive Plan and the Company’s 1999 Stock Incentive Plan. For a more detailed discussion of these and other equity plans that have been approved by our shareholders, please see ‘Employee Benefit Plans,” above. The number of securities remaining available for future issuance also includes securities that may be issued pursuant to the Employee Stock Purchase Plan.

(3)	For a more detailed description of these plans, please see “Non-Shareholder Approved Plans,” below.

(4)	Includes shares subject to issuance pursuant to outstanding stock options and restricted stock awards if certain service-based and/or performance- and service-based conditions are met. The total does not include 325,800 shares subject to restricted awards granted to certain officers pursuant to performance-based restricted stock awards made on March 30, 2008, since these grants were made after fiscal year end. For more detailed information, please see “Executive Compensation – Compensation Discussion and Analysis – Retention and Incentive Equity Awards,” above.
Non-Shareholder Approved Plans
Individual Option Agreements with Certain Non-Employee Directors
In October 1998, we granted options to purchase an aggregate of 120,000 shares (as adjusted for stock splits) to certain directors outside of the then-current Non-employee Directors’ Stock Option Plan. The weighted average exercise price for the currently outstanding options is $2.61. These options were granted at an option price equal to the fair market value at the time of grant, have ten-year terms and vested in three annual installments.
RF Nitro Communications, Inc. 2001 Stock Incentive Plan
In connection with our acquisition of RF Nitro in fiscal year 2002, we assumed outstanding options to purchase an aggregate of 34,767 shares of common stock and an outstanding restricted stock award for 17,356 shares of common stock issued under the RF Nitro Communications, Inc. 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan provides for the grant of incentive and non-qualified options and restricted stock awards to key employees, non-employee directors and consultants. The weighted average exercise price for the currently outstanding options is $2.16. The terms may be adjusted upon certain events affecting the Company’s capitalization.
Resonext Communications, Inc. 1999 Stock Plan
In connection with our acquisition of Resonext in fiscal year 2003, we assumed outstanding options to purchase an aggregate of 621,753 shares of common stock issued under the Resonext Communications, Inc. 1999 Stock Plan. The 1999 Stock Plan provides for the grant of incentive options and non-qualified options to key employees and consultants. The weighted average exercise price for the currently outstanding options is $2.58. The terms may be adjusted upon certain events affecting the Company’s capitalization.

Sirenza Microdevices, Inc. Amended and Restated 1998 Stock Plan.
 In connection with our acquisition of Sirenza in November 2007, we assumed the Sirenza Amended and Restated 1998 Stock Plan. This plan provides for the grant of options, stock purchase rights, stock appreciation rights, performance shares, performance units, restricted stock units and deferred stock units to employees, directors or consultants. The weighted average exercise price for the currently outstanding options is $1.16. As of March 29, 2008, 1,350,086 shares were available for issuance under the Sirenza 1998 Plan.
In connection with our acquisition of Sirenza, options to purchase Sirenza common stock that were outstanding immediately prior to the acquisition were assumed by us and converted into options to purchase our common stock that are subject to the same vesting and other conditions that applied to the Sirenza options immediately prior to the acquisition. Performance share awards (“PSAs”) for Sirenza common stock that were outstanding immediately prior to the acquisition were assumed by us and converted into contingent rights to acquire our common stock that are subject to the same vesting and other conditions that applied to the Sirenza PSAs immediately prior to the acquisition. Shares of Sirenza common stock underlying restricted stock awards (“RSAs”) that were subject to forfeiture risks, repurchase options or other restrictions immediately prior to the acquisition were converted into shares of our common stock and/or cash and remain subject to the same restrictions that applied to the Sirenza RSAs immediately prior to the acquisition. The terms may be adjusted upon certain events affecting the Company’s capitalization.
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has reappointed Ernst & Young LLP to audit the consolidated financial statements of the Company for fiscal 2009. Ernst & Young, an independent registered public accounting firm, has served as the Company’s independent auditors continuously since 1992. A representative from Ernst & Young is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
Although shareholder ratification of the appointment is not required by law, the Company desires to solicit such ratification. If the appointment of Ernst & Young is not approved by a majority of the shares cast at the annual meeting, the Audit Committee will consider the appointment of another independent registered public accounting firm for fiscal 2009.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 28, 2009.
Independent Registered Public Accounting Firm Fee Information
The following table shows the aggregate fees that the Company paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2008 and 2007.

	2008	2007
Audit Fees	$1,507,325	$899,993
Audit-Related Fees	$56,646	$148,253
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$1,563,971	$1,067,068
Audit Fees. This category includes fees for: (a) the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q; (b) the audit of the Company’s internal control over financial reporting; (c) for 2007, the audit of management’s assessment of the effectiveness of internal control over financial reporting (which is no longer required); (d) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years; and (e) for 2008, accounting consultations in connection with acquisitions and divestitures and FIN 48 fees.
Audit-Related Fees. This category consists of accounting consultations in connection with Form S-3 procedures, audit-related fees in connection with the offering of the convertible subordinated notes, internal control consultations related to Sarbanes-Oxley Section 404 compliance and benefit plan audits.

Tax Fees. This category consists of professional services rendered by Ernst & Young for tax compliance, tax planning and tax advice. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.
All Other Fees. This category includes the aggregate fees for products and services provided by Ernst & Young that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”
The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to Ernst & Young in fiscal year 2008 and the proposed non-audit related services and proposed fees for fiscal year 2009 and has determined that such services and fees are compatible with the independence of Ernst & Young. All audit and non-audit related services were approved by the Audit Committee prior to such services being rendered.
REPORT OF THE AUDIT COMMITTEE
Each member of the Audit Committee is an independent director under existing NASDAQ listing standards and SEC requirements. In addition, the Board of Directors has determined that Messrs. van der Kaay and Gardner are “audit committee financial experts,” as defined by SEC rules.
In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has reviewed and discussed with management and the independent registered public accounting firm management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting.
The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard Number 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accounting firm that firm’s independence.
Based upon the discussions and review described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 29, 2008 for filing with the SEC and appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2009.
This report has been prepared by members of the Audit Committee. Current members of this committee are:
Erik H. van der Kaay (Chairman)
Jeffery R. Gardner
David A. Norbury
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under federal securities laws, the Company’s directors, officers and beneficial owners of more than ten percent of the Company’s common stock are required to report their beneficial ownership of common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established, and the Company is required to report in this proxy statement any failure to file by the established dates during the last fiscal year. In the last fiscal year, to the Company’s knowledge, all of these filing requirements were satisfied by the Company’s directors, officers and principal shareholders with the exception of one Form 4 for Mr. Skrzypczak regarding the purchase of our common stock on the open market on February 29, 2008. A Form 4 disclosing this transaction was filed with the SEC on March 10, 2008.

RELATED PERSON TRANSACTIONS
Fiscal 2008 Transactions
Family Relationships
William H. Pratt is an adult son of William J. Pratt, who served as a Named Executive Officer until his retirement on March 31, 2008 and who currently serves as a member of our Board of Directors. William H. Pratt is employed by the Company in the non-executive position of Senior Manager and Design Engineer. William H. Pratt’s compensation is not subject to approval by the Board of Directors. Because William H. Pratt receives a salary in excess of $120,000, his employment by the Company is considered a related person transaction under SEC rules.
Related Person Transactions Policy
In June 2007, the Board adopted a written policy regarding transactions that involve the Company and one of its officers, directors or five percent or greater shareholders or their affiliates, which are referred to generally as “related persons.” The Governance and Nominating Committee will analyze and consider any such transaction in accordance with this written policy in order to determine whether the terms and conditions of the transaction are substantially the same as, or more favorable to the Company than, transactions that would be available from unaffiliated parties.
The policy governs the procedures for review and consideration of all “related person transactions,” as that term is defined in the policy, to help ensure that any such transactions are timely identified and given appropriate consideration. Generally, any current or proposed financial transaction, arrangement or relationship in which a “related person” had or will have a direct or indirect material interest, in an amount exceeding $120,000 and in which the Company was or will be a participant, requires the approval of the Governance and Nominating Committee or a majority of disinterested members of the Board. Before granting such approval, the Governance and Nominating Committee will consider all of the relevant facts and circumstances to ensure that the proposed transaction is in the best interest of the Company and its shareholders. The term “related person” is defined by the policy and by Item 404 of Regulation S-K.
In conducting its review of any proposed related person transaction, the Governance and Nominating Committee will consider all of the relevant facts and circumstances available to the Governance and Nominating Committee, including but not limited to (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; and (v) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Governance and Nominating Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.
In accordance with the policy, the Audit Committee will also perform an annual review of previously approved related person transactions that remain ongoing and have a remaining term of more than six months. Based on the relevant facts and circumstances, the Audit Committee will determine if it is in our best interest to continue, modify or terminate any ongoing transaction, arrangement or relationship.
PROPOSALS FOR 2009 ANNUAL MEETING
Under certain conditions, shareholders may request that the Company include a proposal for action at a forthcoming meeting of the shareholders of the Company in the proxy materials of the Company for such meeting. Under SEC regulations, any shareholder desiring to make such a proposal to be acted upon at the 2009 annual meeting of shareholders must present the proposal to the Company at its principal office in Greensboro, North Carolina by February 20, 2009 in order for the proposal to be eligible for inclusion in the Company’s proxy statement and proxy card relating to such meeting.
In addition, if a shareholder desires to make a proposal from the floor during the meeting, even if such proposal is not to be included in the Company’s proxy statement, the Company’s bylaws provide that the shareholder must deliver or mail timely written notice of the proposal to the Company’s principal executive office. Under the Company’s bylaws, to be timely, a shareholder’s notice generally must be delivered to the Company’s Secretary not later than the 60th day before the first anniversary of the date of the notice date for the preceding year’s annual meeting and no earlier than the 90th day prior to such date. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, then notice by the shareholder must be delivered not earlier than the 90th day prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the 10th day following the notice date for such meeting. Any such proposals must be made in accordance with the bylaws, the Company’s

Corporate Governance Guidelines and any other applicable law, rule or regulation. If written notice is not timely given, the shareholder proposal will be considered untimely and the Company may exclude the proposal from consideration at the meeting.
If the proposal is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy card will have discretionary authority to vote for or against the proposal even if the proposal was not discussed in the proxy statement. Assuming that the date of the Company’s annual meeting of shareholders is not advanced or delayed in the manner described above, appropriate notice of such a proposal for the 2009 annual meeting would need to be delivered to the Company’s principal executive offices (7628 Thorndike Road, Greensboro, North Carolina 27409-9421) no earlier than March 22, 2009 and no later than April 21, 2009 to be considered timely.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the Company at the following address: RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Investor Relations Department, or by calling (336) 664-1233. Any shareholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact the Company at the above address and telephone number.
FINANCIAL INFORMATION
The Company’s annual report for the fiscal year ended March 29, 2008 is enclosed. Upon written request, the Company will provide without charge to any shareholder of record or beneficial owner of common stock a separate copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2008 (without exhibits), including financial statements, filed with the SEC. Any such request should be directed to Doug DeLieto, the Company’s Vice President of Investor Relations, at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. We will furnish any exhibit to our Annual Report on Form 10-K upon receipt of payment for our reasonable expenses in furnishing such exhibit.
OTHER BUSINESS
As of the date of this proxy statement, the Board of Directors knows of no other matter to come before the 2008 annual meeting. However, if any other matter requiring a vote of the shareholders arises, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment.
By Order of the Board of Directors

William A. Priddy, Jr.
Secretary
Dated: June 20, 2008

7628 Thorndike Road  |  Greensboro, NC 27409-9421  |  336.664.1233

PROXY RF MICRO DEVICES, INC. JULY 30, 2008 ANNUAL MEETING THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RF MICRO DEVICES, INC. The undersigned shareholder of RF Micro Devices, Inc., a North Carolina corporation (the “Company”), appoints Robert A. Bruggeworth and William A. Priddy, Jr., or either of them, with full power to act alone, the true and lawful attorneys in fact of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of the Company that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held at the Embassy Suites Greensboro-Airport Hotel, 204 Centreport Drive, Greensboro, North Carolina, on Wednesday, July 30, 2008 at 1:30 p.m., local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:
The shares represented by this Proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This Proxy, if duly executed and returned, will be voted “for” the proposals described herein if no instruction to the contrary is indicated. If any other business is properly presented at the annual meeting, this Proxy will be voted in accordance with the best judgment of the proxies identified above. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF SHAREHOLDERS OF RF MICRO DEVICES, INC. July 30, 2008 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20830000000000000000 4 073008
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect eight directors for one-year terms and until their successors are duly elected and qualified.
FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: O Dr. Albert E. Paladino O Robert A. Bruggeworth O Daniel A. DiLeo O Jeffery R. Gardner O John R. Harding O Casimir S. Skrzypczak O Erik H. van der Kaay O Walter H. Wilkinson, Jr. FOR AGAINST ABSTAIN 2 To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2009. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED MARCH 29, 2008. Signature of Shareholder Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Date: signature of shareholder date